UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MIMECAST LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 25, 2019

Dear Mimecast Shareholder:

I am pleased to invite you to attend the 2019 Annual General Meeting (the “Annual Meeting”) of Mimecast Limited (“Mimecast” or the “Company”) to be held on Thursday, October 3, 2019, at 10:00 a.m. (London time), at Mimecast’s offices located at CityPoint, One Ropemaker Street, Moorgate, London EC2Y 9AW, United Kingdom.

Details regarding the Annual Meeting and the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of 2019 Annual General Meeting of the Company and Proxy Statement. We have also enclosed our Annual Report on Form 10-K for the year ended March 31, 2019, which contains, among other things, our audited consolidated financial statements for the year ended March 31, 2019.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote by completing your proxy card and mailing it, by voting online, by voting by telephone or in person at the Annual Meeting. Please review the instructions on the proxy card regarding your voting options.

Thank you for being a Mimecast shareholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Peter Bauer

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the meeting, please vote your ordinary shares as promptly as possible by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save Mimecast the extra expense associated with additional solicitation. If you hold your ordinary shares through a broker, your broker is not permitted to vote on your behalf on (i) the election of directors, (ii) the non-binding, advisory vote to receive the Company’s accounts for the year ended March 31, 2019, together with the directors’ report and the independent auditor’s report on those accounts, or (iii) the non-binding, advisory vote to approve the compensation of our named executive officers, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions provided by your broker that allow you to vote your broker-held ordinary shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your ordinary shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your ordinary shares in person.

MIMECAST LIMITED

CityPoint, One Ropemaker Street, Moorgate

London EC2Y 9AW

United Kingdom

NOTICE OF 2019 ANNUAL GENERAL MEETING OF MIMECAST LIMITED

Notice is hereby given that Mimecast Limited (“Mimecast” or the “Company”), will hold its 2019 Annual General Meeting (the “Annual Meeting”) on Thursday, October 3, 2019, at 10:00 a.m. (London time), at Mimecast’s offices located at CityPoint, One Ropemaker Street, Moorgate, London EC2Y 9AW, United Kingdom, for the purpose of passing the following resolutions:

ORDINARY RESOLUTIONS

Re-election of Directors

1.

To re-elect Aron Ain as a Class I director of the Company to hold office until the 2022 annual general meeting of the Company and until his successor is duly elected and qualified, subject to his earlier resignation or removal; and

2.

To re-elect Stephen M. Ward as a Class I director of the Company to hold office until the 2022 annual general meeting of the Company and until his successor is duly elected and qualified, subject to his earlier resignation or removal.

Auditors

3.

To appoint Ernst & Young LLP in the United Kingdom as our independent auditor for the year commencing on the conclusion of the Annual Meeting until the conclusion of the annual general meeting to be held in 2020; and

4.	To authorize the Board of Directors of the Company to determine the remuneration of the independent auditor.

ADVISORY, NON-BINDING ORDINARY RESOLUTIONS

5.	To receive the Company’s accounts for the year ended March 31, 2019 together with the directors’ report and the independent auditor’s report on those accounts; and

6.

To approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis” section, the compensation tables and the narrative disclosures that accompany the compensation tables.

Only shareholders of record as of 4:00 p.m. (London time) on October 1, 2019 are entitled to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license or passport and verification of share ownership for admittance. You are entitled to attend the Annual Meeting only if you were a shareholder as of 4:00 p.m. (London time) on October 1, 2019, or hold a valid proxy for the Annual Meeting. If you are a shareholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a shareholder of record but hold ordinary shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process. For instructions on how to vote your ordinary shares, please refer to the section titled “Voting” beginning on page 1 of this Proxy Statement and the explanatory notes set forth in your enclosed proxy card. A copy of this notice can be found at www.mimecast.com and will be available for inspection at the registered office of the Company from the date of this notice until the date of the Annual Meeting and at the Annual Meeting itself.

Shareholders are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the Annual Meeting. A shareholder may appoint more than one proxy in relation to the Annual Meeting provided that each proxy is appointed to exercise the rights attached to a different ordinary share or ordinary shares held by that shareholder. A proxy need not be a shareholder of the Company. The form of proxy, which must be used to make such appointment and give proxy instructions, is included with this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

Robert P. Nault

General Counsel and Company Secretary

Registered office:	22 Grenville Street
St Helier
Jersey JE4 8PX
Channel Islands

Company number: 119119

July 25, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual General

Meeting to be Held on Thursday, October 3, 2019

This Proxy Statement and our Annual Report on Form 10-K for the year ended March 31, 2019 (the “Annual Report”) are available for viewing, printing and downloading at www.proxydocs.com/MIME.

Our Annual Report is also available on the “Investor Relations” section of our website at www.mimecast.com. Alternatively, if you would like us to send you a copy of our Annual Report, without charge, please contact:

Mimecast Limited

c/o Mimecast North America, Inc.

191 Spring Street

Lexington, Massachusetts 02421 USA

Attn: Investor Relations

Investors@mimecast.com

(800) 614-4530

If you would like us to send you a copy of the exhibits listed on the exhibit index of our Annual Report, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

GENERAL INFORMATION	1
Availability of Proxy Materials	1
Record Date	1
Quorum	1
Ordinary Shares Outstanding	1
Voting	1
Revoking Your Proxy	2
Votes Required to Adopt Resolutions	2
Broker Non-Votes and Abstentions	2
Voting Instructions	3
Voting Results	3
Additional Solicitation/Costs	3
Householding	3
RESOLUTIONS ONE AND TWO – RE-ELECTION OF DIRECTORS	4
Our Board of Directors	4
Nominees for Election for a Three-Year Term Ending at the 2022 Annual General Meeting	5
Recommendation of the Board	5
Directors Continuing in Office Until the 2020 Annual General Meeting	5
Directors Continuing in Office Until the 2021 Annual General Meeting	6
Executive Officers	7
CORPORATE GOVERNANCE	8
Board Independence	8
Code of Business Conduct and Ethics	9
Corporate Governance Guidelines	9
Board and Committee Meetings	9
Committees	10
Identifying and Evaluating Director Nominees	11
Shareholder Communications	13
Board and Committee Evaluations	13
Board Leadership Structure and Board’s Role in Risk Oversight	13
Director Compensation	13
RESOLUTIONS THREE AND FOUR – APPROVAL OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR, AND AUTHORIZATION OF THE BOARD TO DETERMINE THE REMUNERATION OF THE INDEPENDENT AUDITOR	15
Audit Fees	15
Recommendation of the Board	16
Pre-Approval Policies for Non-Audit Services	16
Report of the Audit Committee of the Board of Directors	17
RESOLUTION FIVE – NON-BINDING, ADVISORY VOTE TO APPROVE RECEIPT OF REPORTS AND ACCOUNTS	18
Recommendation of the Board	18
RESOLUTION SIX – NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	18
Recommendation of the Board	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
Delinquent Section 16(a) Reports	21
EXECUTIVE COMPENSATION	23
Compensation Discussion and Analysis	23
2019 Summary Compensation Table	36
2019 Grants of Plan-Based Awards Table	38

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PROXY STATEMENT

FOR THE 2019 ANNUAL GENERAL MEETING OF THE COMPANY

TO BE HELD THURSDAY, OCTOBER 3, 2019

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2019 Annual General Meeting (the “Annual Meeting”) of Mimecast Limited and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2019 Annual General Meeting of Mimecast Limited (the “Notice”). The Annual Meeting will be held at 10:00 a.m. (London time) on Thursday, October 3, 2019, at our offices, located at CityPoint, One Ropemaker Street, Moorgate, London EC2Y 9AW, United Kingdom. We are mailing this Proxy Statement to our shareholders beginning on August 16, 2019.

In this Proxy Statement the terms “Mimecast,” “the Company,” “we,” “us,” and “our” refer to Mimecast Limited. In this Proxy Statement the terms “members”, “shareholders” and “you” refer to the holders of the Company’s ordinary shares. The mailing address of our principal executive offices is Mimecast Limited, CityPoint, One Ropemaker Street, Moorgate, London EC2Y 9AW, United Kingdom.

Availability of Proxy Materials	Beginning on August 16, 2019, we will mail the Notice and Proxy Statement and a proxy card to shareholders who held our ordinary shares as of August 7, 2019. These proxy materials contain instructions on how to vote. We have also enclosed our Annual Report, which contains, among other things, our audited consolidated financial statements for the year ended March 31, 2019. This Notice and Proxy Statement and our Annual Report are also available for viewing, printing and downloading at www.proxydocs.com/MIME.

Record Date	4:00 p.m. (London time) on October 1, 2019 (the “Record Date”). You are entitled to vote only if you are a shareholder of the Company at 4:00 p.m. (London time) on the Record Date.

Quorum	At least two shareholders representing between them not less than one third of the ordinary shares in issue as of the Record Date shall constitute a quorum.

Ordinary Shares Outstanding	There were 61,755,129 ordinary shares outstanding as of July 23, 2019.

Voting	There are four ways a shareholder of record can vote:

(1)	By Telephone: You can vote by telephone by following the instructions in the proxy materials.
(2)	Online: You can vote online by following the instructions in the proxy materials.

(3)	By Mail: You can vote by mailing your proxy card as described in the proxy materials.

(4)	In Person: If you are a shareholder as of the Record Date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a shareholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

If you hold your ordinary shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Shareholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Company Secretary before the vote is counted or by voting again online or by telephone before the cutoff time (your latest online or telephone proxy is the one that will be counted). If you hold ordinary shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Resolutions	Each of our ordinary shares outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

Resolutions One, Two, Three and Four (described below) are proposed as ordinary resolutions. This means that a majority of the votes properly cast is required to approve each such Resolution.

For Resolution Five (described below), a majority of votes properly cast is required to receive the Company’s accounts for the year ended March 31, 2019, together with the directors’ report and the independent auditor’s report on those accounts.

For Resolution Six (described below), a majority of the votes properly cast is required to approve the compensation of our named executive officers. Since this proposal is an advisory vote, the result will not be binding on our Board, the compensation committee of our Board, or the Company. However, the Board and the compensation committee value input from shareholders, and the Board and the compensation committee will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

Broker Non-Votes and Abstentions

Under the rules that govern brokers holding ordinary shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed ordinary shares on routine matters, but do not have discretion to vote such uninstructed ordinary shares on non-routine matters. Only Resolutions Three and Four, the appointment of Ernst & Young LLP in the United Kingdom as the Company’s independent auditor and the authorization of the Board to approve the independent auditor’s remuneration, are considered routine matters where brokers are permitted to vote ordinary shares held by them without instruction. If your ordinary shares are held through a broker, those ordinary shares will not be voted with regard to the other Resolutions unless you affirmatively provide the broker instructions on how to vote. Broker non-votes also will have no effect on the outcome of these proposals as they are not considered properly cast. Abstentions will count for purposes of determining if a quorum is present at the Annual Meeting, but because abstentions are not considered a vote in law (or cast), they will not be counted in the calculation of the votes for and against a Resolution.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your ordinary shares should be voted on each item, the persons named as proxies (provided he or she is not the Chairman of the Board (the “Chairman”)) will vote or abstain from voting at his or her discretion. Your proxy (provided he or she is not the Chairman) will vote (or abstain from voting) as he or she thinks fit in relation to any other matter which is put before the Annual Meeting. If you appoint the Chairman as your proxy on any resolution, he or she will vote in favor of the resolution.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Current Report on Form 8-K (the “Form 8-K”) with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding	Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report, as applicable, is being delivered to multiple shareholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, Attn: Investor Relations, or email us at Investors@mimecast.com, or call us at (800) 614-4530. If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, email, or telephone number.

RESOLUTIONS ONE AND TWO

RE-ELECTION OF DIRECTORS

Our Board of Directors

The following table sets forth the composition of our Board.

Name	Age (1)	Position(s)	Director Since
Peter Bauer	45	Chairman of the Board and Chief Executive Officer	2003
Aron Ain (3)(4)	61	Director	2017
Christopher FitzGerald (2)(4)	73	Director	2007
Jeffrey Lieberman (3)(4)	45	Director	2012
Neil Murray	52	Director	2003
Robert P. Schechter (2)(3)	70	Director	2019
Hagi Schwartz (2)	57	Director	2015
Stephen M. Ward (2)	47	Director	2018

(1)	The age of each director is provided as of July 15, 2019.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.
(4)	Member of the nominating and corporate governance committee.

In accordance with the terms of our Articles of Association, our Board is divided into three classes (each a “Class”), each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire Board and each of whose members serve for staggered three-year terms. As a result, only one Class of our Board is elected each year. We currently have eight directors. The members of the Classes are divided as follows:

•	the Class I directors are Aron Ain and Stephen M. Ward, and their term expires at the Annual Meeting;

•	the Class II directors are Christopher FitzGerald, Neil Murray and Robert P. Schechter, and their term expires at the annual general meeting to be held in 2020; and

•	the Class III directors are Peter Bauer, Jeffrey Lieberman and Hagi Schwartz, and their term expires at the annual general meeting to be held in 2021.

Upon expiration of the term of a Class, directors in that Class are eligible to be elected for a new three-year term at the annual general meeting of shareholders in the year in which their term expires. At the Annual Meeting, Aron Ain and Stephen M. Ward, whose terms as Class I directors will expire at the Annual Meeting, will stand for election as Class I directors.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Board and the nominating and corporate governance committee of the Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the Board and the nominating and corporate governance committee to the conclusion that such person should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Mimecast and our Board, in some cases for many years. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined are “independent” under the published listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”) and do not have a material relationship with Mimecast that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. See “Corporate Governance – Board Independence” below.

There are no family relationships among any of our directors, nominees for director and executive officers.

Nominees for Election for a Three-Year Term Ending at the 2022 Annual General Meeting

Based on the recommendation of the nominating and corporate governance committee, our Board has nominated Aron Ain and Stephen M. Ward for election as directors to serve for a three-year term ending at the annual general meeting to be held in 2022, or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Aron Ain, has served as a member of our Board since April 2017. Mr. Ain has served as the Chief Executive Officer and a member of the board of directors of Kronos Incorporated since 2005. He also became the Chairman of the board of directors of Kronos in May 2018 and currently serves on the Kronos compensation committee. Mr. Ain joined Kronos, a leading global provider of workforce management and human capital management cloud solutions, in 1979 and held several leadership roles at the company prior to becoming Chief Executive Officer. He serves on the Board of Trustees of Hamilton College and on the Board of Directors of Beth Israel Deaconess Medical Center. Mr. Ain also serves on the Board of Directors of the Combined Jewish Philanthropies of Greater Boston. Mr. Ain holds a Bachelor of Arts in economics and government from Hamilton College. He has also participated in a series of executive education programs, including the AEA/Stanford Executive Institute at Stanford University. We believe that Mr. Ain is qualified to serve on our Board because of his extensive experience as chief executive officer of a global software company.

Stephen M. Ward, has served as a member of our Board since January 2018. Mr. Ward has served as the Chief Information Security Officer at Home Depot (NYSE: HD) since January 2019. Prior to that, Mr. Ward served as the Chief Information Security Officer at Teachers Insurance and Annuity Association of America (commonly known as TIAA) from May 2013 until December 2018. Previously, from July 2007 through May 2013, he served in a number of executive roles at JPMorgan Chase & Co., serving most recently as the Global Head of Risk and Business Management for Cybersecurity. Prior to joining JPMorgan Chase & Co., Mr. Ward served as a Special Agent in the United States Secret Service focusing on cybersecurity, personal protection and fraud. Mr. Ward holds a Bachelor of Arts degree from Seton Hall University. We believe that Mr. Ward is qualified to serve on our Board because of his extensive management and operational experience in the areas of cybersecurity and risk management.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Directors Continuing in Office Until the 2020 Annual General Meeting

Christopher FitzGerald, has served as a member of our Board since April 2007. He has served as our lead independent director since our initial public offering in 2015. Mr. FitzGerald served as a non-executive director of City Merchants High Yield Trust, a London based investment company (LON: CMHY), and The Intercare Group, plc, a U.K. pharmaceuticals business later acquired by Cardinal Health, Inc. (NYSE: CAH) in 2003. Mr. FitzGerald was also a member of the Committee of Executive Directors and General Counsel at NatWest Group plc (LSE: NWBD). Before that, Mr. FitzGerald was a partner in the London law firm Slaughter and May, where he specialized in advising major financial services businesses. From 2003 to present, Mr. FitzGerald has served as a member of the finance committee of the governing body of Lincoln College, Oxford University. Mr. FitzGerald holds a Master of Arts in Jurisprudence from Oxford University. We believe that Mr. FitzGerald is qualified to serve on our Board because of his extensive business, financial, legal, compliance and governance experience, and his long service to our Company.

Neil Murray, has served as a member of our Board since co-founding Mimecast in 2003 and served as our Chief Technology Officer until April 2019. Prior to co-founding Mimecast, Mr. Murray served as the Chief Technical Officer of Global Technology Services, a South African provider of business information solutions that acquired Pro Solutions (Prosol Group (Pty) Ltd.), a software development company that he co-founded in 1992. We believe Mr. Murray is qualified to serve on our Board because of his extensive knowledge and experience with our Company and our technologies, as well as the industry in which we compete.

Robert P. Schechter, has served as a member of our Board since January 2019. Mr. Schechter currently serves as the chairman of the board of directors of PTC Inc. (Nasdaq: PTC), a global provider of software solutions and related services for product development, where he has served on the board since 2009. Mr. Schechter is also a member of PTC Inc.’s audit committee and the compensation committee. Mr. Schechter has also served on the board of directors of Telaria, Inc. (NYSE: TLRA), a provider of a software platform designed to manage premium video advertising, since 2013 where he is chairman of the audit committee. From 2009 to June 2017, Mr. Schechter served on the board of directors of Exa Corporation (Nasdaq: EXA), a developer and distributor of computer-aided engineering software, until it was acquired by Dassault Systèmes. Mr. Schechter served as the Chief Executive Officer of NMS Communications Corporation, a global provider of hardware and software solutions for the communications industry, from 1995 to 2008, and served as the chairman of its board of directors from 1996 to 2008. Mr. Schechter received a Bachelor of Science degree from Rensselaer Polytechnic Institute and a Master of Business Administration from the Wharton School of the University of Pennsylvania. We believe Mr. Schechter is qualified to serve on our Board because of his extensive knowledge and experience in the software solutions and services industry in both management and director roles, and his extensive knowledge and experience as a public company director and as a member of public company audit and compensation committees.

Directors Continuing in Office Until the 2021 Annual General Meeting

Peter Bauer, has served as our Chief Executive Officer and a member of our Board since co-founding Mimecast in 2003. Prior to that, Mr. Bauer was a Managing Director at Idion Solutions (Pty) Ltd., a South African-based software integration and development company that acquired FAB Technology (Pty) Ltd., a company that he co-founded in 1997. Mr. Bauer holds a diploma in marketing management from the Institute of Marketing Management, South Africa. We believe Mr. Bauer is qualified to serve on our Board because of his extensive knowledge and experience as the chief executive officer of our Company, as well as the industry in which we compete.

Jeffrey Lieberman, has served as a member of our Board since September 2012. Mr. Lieberman is currently a Managing Director of the venture capital firm Insight Venture Partners, which he joined in 1998. Prior to joining Insight, Mr. Lieberman was a management consultant at McKinsey & Company, where he focused on strategic and operating issues in the financial services, technology and consumer products industries. Mr. Lieberman currently serves as chairman of the supervisory board of HelloFresh SE (FRA: HFG), an international meal kit company based in Berlin, Germany. Mr. Lieberman served as a director of Cvent, Inc. (NYSE: CVT), a cloud-based event management software and hospitality solutions company acquired by Vista Equity Partners in 2016, from July 2011 through November 2016, and Shutterstock, Inc. (NYSE: SSTK), a provider of stock photography, stock footage, stock music and editing tools, from June 2007 through December 2016. In addition, Mr. Lieberman currently serves as a director of several private companies. Mr. Lieberman holds a Bachelor of Applied Sciences in systems engineering and a Bachelor of Arts degree in economics from the University of Pennsylvania. We believe Mr. Lieberman is qualified to serve on our Board because of his experience as a seasoned investor in our industry.

Hagi Schwartz, has served as a member of our Board since July 2015. Mr. Schwartz is currently a Venture Partner at Western Technology Investment, which he joined in 2011, a member of the Board of Optibus Ltd. since November 2018, and the executive chairman of TuMensch Inc. since January 2019. Mr. Schwartz co-founded Pretty Simple Solutions Inc. (dba TruEquity), a cloud-based capitalization table management software company, in July 2010 and served in that role until March 2019. Mr. Schwartz also co-founded Budgeta Inc., a cloud-based financial analysis software company, in October 2014 where served as a member of the board until Budgeta Inc. was acquired by Sage Intacct in March 2018. In 2005, Mr. Schwartz founded Magnolia Capital, an investment advisory firm, where he served as Managing Director until December 2010. Previously, Mr. Schwartz was the Chief Financial Officer of several public and private technology companies including HyperRoll, Inc., ATRICA, Inc. (acquired by Nokia Siemens Networks in 2008), Noosh, Inc., Mercury Interactive (Nasdaq: MERQ) and Check Point Software Technologies (Nasdaq: CHKP). Mr. Schwartz served on the board of directors of Silicon Graphics International Corp. (“SGI”) (Nasdaq: SGI) from August 2004 until December 2015, and was SGI’s audit committee financial expert from the time SGI went public in June of 2005 until December 2015. In addition, Mr. Schwartz has served on the board of directors of BigFix, Inc., which was acquired by IBM in 2010, TUI University and two other private companies. Mr. Schwartz was the chairman of the audit committee of Collective Inc. and CAN Capital. Mr. Schwartz holds a Bachelor of Arts in Economics and Accounting from Bar Ilan University. We believe Mr. Schwartz is qualified to serve on our Board because of his financial expertise, his significant audit and financial reporting knowledge, his seasoned business perspective and his prior experience as an executive and on boards of other prominent technology companies.

Executive Officers

In addition to Mr. Bauer, our Chief Executive Officer, who also serves as a director, our executive officers are:

Karen Anderson, 52, has served as our Chief Human Resources Officer since January 2019. Ms. Anderson served as the Chief Human Resources Officer of Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY) from September 2014 until January 2019. Prior to that, Ms. Anderson served as the Vice President of Human Resources at Biogen Idec (Nasdaq: BIIB) from June 2013 until September 2014, in various human resources leadership roles at Pfizer Inc. (NYSE: PFE) from September 2004 until June 2013, and as the Global Human Resources Director of Baxter Healthcare (NYSE: BAX) from May 1998 until September 2004. Ms. Anderson began her human resources career at Hay Group and Bayer AG (OTCMKTS: BAYRY). Ms. Anderson holds a Masters of Organization Development from Bowling Green State University and a Bachelor of Arts in Psychology and Labor Relations from York University.

Rafeal E. Brown, 51, has served as our Chief Financial Officer since March 2019. Mr. Brown served as Senior Vice President, Chief Financial Officer and Treasurer of SevOne, Inc. (“SevOne”), a provider of network and infrastructure management, from December 2015 until March 2019. Before joining SevOne, from September 2013 until November 2015, Mr. Brown was Senior Vice President, Chief Financial Officer and Chief Administrative Officer at Pegasystems, Inc. (“Pegasystems”) (Nasdaq: PEGA), a publicly traded global business process management software provider. Prior to Pegasystems, Mr. Brown spent nine years at salesforce.com, inc. (NYSE: CRM), serving most recently as a Senior Vice President of Finance. Mr. Brown began his public accounting career at Arthur Andersen LLP, followed by PricewaterhouseCoopers LLP. He holds a Master of Accounting from Brigham Young University and a Bachelor of Science in accounting from Southern Utah University. He holds a certified public accounting (CPA) designation.

Edward Jennings, 49, has served as our Chief Operating Officer since August 2015. From January 2014 to July 2015, Mr. Jennings was the Chief Marketing Officer of Veracode, Inc. (now a division of Broadcom Inc.), a provider of cloud-based application security, where he also served as Executive Vice President of Sales and Services from February 2012 to December 2013. Prior to that, from February 2011 to January 2012, Mr. Jennings was General Manager at ADP, Inc. (Nasdaq: ADP), a provider of business outsourcing solutions. From August 2008 to December 2010, Mr. Jennings was the Chief Executive Officer of Copanion, Inc., where he also served as Senior Vice President of Sales and Marketing, from July 2007 to July 2008. Mr. Jennings holds a Master of

Business Administration from the Kellogg School of Management, Northwestern University, and a Bachelor of Arts degree from Boston College.

Janet Bishop-Levesque, 52, has served as our Senior Vice President, Systems, Resilience and Security, since December 2017. From April 2014 to December 2017 she served as the Chief Information Security Officer of RSA Security LLC (formerly RSA Security, Inc.), a Dell Technologies Company, a provider of security technology solutions. Prior to that, from September 2010 to March 2014, Ms. Bishop-Levesque was the Director, Information Security and Regulatory Compliance, at Aspect Software, Inc., a provider of customer contact center software solutions. She also served in a number of senior security and risk roles at Circles, a Sodexo group company, from 2003 to 2010. She serves as a director of the National Cyber Security Alliance and the Advanced Cyber Security Center. Ms. Bishop-Levesque holds a Bachelor of Science degree from the University of Vermont.

Robert P. Nault, 55, has served as our Senior Vice President and General Counsel since September 2016. From May 2014 to May 2016, he served as Senior Vice President, General Counsel and Secretary of Constant Contact, Inc. (Nasdaq: CTCT), a provider of email marketing software, where he also served as Vice President, General Counsel and Secretary from March 2007 to May 2014 and as interim Chief Financial Officer from March 2010 to July 2010. Prior to that, Mr. Nault served as Senior Vice President, General Counsel and Secretary of RSA Security Inc. (now RSA Security LLC), from November 2005 until November 2006 following its acquisition by EMC Corporation in September 2006. Prior to that, Mr. Nault was Vice President and General Counsel of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments, from October 2004 to July 2005; Legal Consultant and Vice President and General Counsel of ON Technology Corporation, an enterprise software company, from 2001 to 2004; and Senior Vice President and General Counsel of The Pioneer Group, Inc. (“Pioneer”), a financial services and alternative investments company, from 1995 to 2000. Before joining Pioneer, Mr. Nault was a member of the corporate department of Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP). Mr. Nault holds a Bachelor of Arts degree from the University of Rhode Island, and a Juris Doctorate from Boston University School of Law.

Christina Van Houten, 52, has served as our Chief Strategy Officer since April 2018. From 2014 to March 2018, Ms. Van Houten was Senior Vice President, Marketing Strategy & Product Management, at Infor Global Solutions (“Infor”), an enterprise software company that provides comprehensive business solutions. She served as Vice President, Industry Solution and Strategy, at Infor, from 2011 to 2014. She was Vice President of Strategy and Solutions at IBM Netezza from 2010 to 2011. Prior to that, from 2005 to 2010, she served in senior roles at Oracle Corporation. Ms. Van Houten holds a Master of Business Administration from the Booth School of Business at the University of Chicago, and a Bachelor of Arts degree from Georgetown University.

John J. Walsh, Jr., 54, has served as our Senior Vice President, Engineering, since May 2017. From October 2015 to April 2017, Mr. Walsh served as the Chief Technology Officer of Tremor Video, a provider of video ad platforms. Prior to that, from January 2013 to June 2015, he was the Chief Technology Officer of CareCloud Corporation, a provider of cloud-based practice management, electronic health record, and medical billing software and services. He served as the Senior Vice President, Engineering and Operations, at Constant Contact, Inc., from 2008 until 2012. Mr. Walsh holds a Master of Business Administration from Boston University, and a Bachelor of Science degree from Rensselaer Polytechnic Institute.

CORPORATE GOVERNANCE

Board Independence

The Board has determined that each of our directors, except for Mr. Bauer, as our Chief Executive Officer, and Mr. Murray, as our Chief Technology Officer from 2003 until April 2019, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of our director independence standards and the director independence standards of Nasdaq and the SEC. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of Nasdaq’s, the SEC’s, and our applicable committees’ independence standards, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. There are no family relationships among any of our directors or executive officers. In addition, a majority of the members of the Board meets the independence standards under the rules of Nasdaq.

Periodically, the Board will evaluate all relationships between the Company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make periodic determinations of whether each director is independent within the meaning of Nasdaq’s, the SEC’s, and our applicable committees’ independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, Controller or Principal Accounting Officer, or other persons performing similar functions. The current version of the Code of Business Conduct and Ethics is available on the Investor Relations/ Corporate Governance section on our website at www.mimecast.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to our Chief Compliance Officer at Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, or complianceofficer@mimecast.com. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at www.mimecast.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable Jersey law or regulation, Nasdaq corporate governance listing standards and our Articles of Association. Our corporate governance guidelines are available on the Investor Relations/ Corporate Governance section of our website at www.mimecast.com. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, those guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During the year ended March 31, 2019, the Board held nine meetings and acted by written consent ten times. The Board has three standing committees:

•	the audit committee of our Board, which held ten meetings in the year ended March 31, 2019;

•	the compensation committee of our Board, which held five meetings in the year ended March 31, 2019; and

•	the nominating and corporate governance committee, which held one meeting in the year ended March 31, 2019.

Three of our incumbent directors attended 100%, and the remaining incumbent directors attended greater than 80%, of all meetings of the Board and meetings of committees of our Board upon which they served (during the periods that they served) during the year ended March 31, 2019. The Board regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under Nasdaq and SEC rules. It is our policy that members of our Board are encouraged to attend annual general meetings of our shareholders; however, attendance is not mandatory. Three of the seven directors then in office attended the annual general meeting held in 2018.

Committees

Our Articles of Association provide that the Board may delegate any of its powers to committees. The Board has three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available on the Investor Relations/Corporate Governance section of our website at www.mimecast.com.

Audit Committee

Messrs. FitzGerald, Schechter, Schwartz and Ward currently serve on the audit committee, which is chaired by Mr. Schwartz. The Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable Nasdaq rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated Mr. Schwartz as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence, objectivity and effectiveness of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;

•

monitoring the integrity of our financial statements by reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing and monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management; and

•	reviewing and approving or ratifying any related person transactions.

The audit committee met ten times and acted by written consent one time during the year ended March 31, 2019.

Compensation Committee

Messrs. Ain, Lieberman and Schechter currently serve on the compensation committee, which is chaired by Mr. Lieberman. Mr. Schechter joined the compensation committee in January 2019 and replaced Mr. FitzGerald, who had previously served on the compensation committee. The Board has determined that each member of the compensation committee is “independent” as that term is defined in the applicable SEC and Nasdaq rules. The compensation committee’s responsibilities include:

•	reviewing and approving, or reviewing and making recommendations to our Board with respect to, the compensation of our executive officers, or directors and senior management, respectively;

•	overseeing an evaluation of our executive management; and

•	overseeing and administering our employee equity incentive plans in operation from time to time.

The compensation committee may delegate authority to one or more subcommittees consisting of one or more of its members as it deems appropriate to carry out its responsibilities. The compensation committee met five times and acted by written consent 14 times during the year ended March 31, 2019.

Compensation Committee Interlocks and Insider Participation

During the year ended March 31, 2019, the members of our compensation committee included Messrs. Ain, FitzGerald, Lieberman and Schechter. Mr. FitzGerald resigned from the compensation committee in January 2019. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions.”

Nominating and Corporate Governance Committee

Messrs. Ain, FitzGerald and Lieberman currently serve on the nominating and corporate governance committee, which is chaired by Mr. FitzGerald. The Board has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable SEC and Nasdaq rules. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

•	reviewing and making recommendations to our Board with respect to our board leadership structure;

•	reviewing and making recommendations to our Board with respect to management succession planning; and

•	developing and recommending to our Board corporate governance principles.

The nominating and corporate governance committee met one time and acted by written consent three times during the year ended March 31, 2019.

Identifying and Evaluating Director Nominees

The Board has delegated the director selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by shareholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board. Our nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates and did so with respect to the candidacy of each of Mr. Ain, who was elected to the Board in April 2017, and Geraldine Elliott, who was elected to the Board in November 2017 and served until March 2018.

Minimum Qualifications

In evaluating proposed director candidates, the nominating and corporate governance committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, the current size and composition of our Board and the needs of our Board and its respective committees. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, integrity, judgment, diversity of experience, expertise, business acumen, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field and the ability to provide guidance to our management team and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

The charter of our nominating and corporate governance committee includes a specific policy with regard to the consideration of diversity in identifying director nominees, which we believe is essential to have directors representing diversity in many areas, including but not limited to race, ethnicity, gender, age, background, and professional experience. Accordingly, diversity is one of the factors considered by the nominating and corporate governance committee in identifying director nominees.

Shareholder Recommendations

Shareholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name, age, address, current and previous employment dating back five fiscal years, and qualifications to Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, Attn: Company Secretary, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by shareholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Shareholder Communications

The Board provides to every shareholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for shareholder communication. For a shareholder communication directed to the Board as a whole, or a shareholder communication directed to an individual director in his or her capacity as a member of the Board, shareholders may send such communication to the attention of the Company’s legal department via U.S. Mail or expedited delivery service to Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, Attn: Legal Department.

Our legal department will review all incoming shareholder communications and, if appropriate, will forward any such communication to each director, and the Chairman in his or her capacity as a representative of the Board, to whom such communication is addressed, unless there are safety or security concerns that mitigate against further transmission.

Board and Committee Evaluations

The nominating and corporate governance committee oversees the annual Board and committee evaluation process. Generally, the Board and each committee conduct self-evaluations. During the year ended March 31, 2019, the nominating and corporate governance committee met to assess the effectiveness of the Board and the committees. The nominating and corporate governance committee then provided this assessment to the full Board. The nominating and corporate governance committee establishes the Board and committee evaluation process each year and may determine to use an independent third party evaluation process from time to time in the future.

Board Leadership Structure and Board’s Role in Risk Oversight

Mr. Bauer serves as our Chief Executive Officer and as Chairman. The Board believes that having our Chief Executive Officer as Chairman facilitates the Board’s decision-making process because Mr. Bauer has first-hand knowledge of our operations and the major issues facing us. This also enables Mr. Bauer to act as the key link between the Board and other members of management.

Our Board has appointed Mr. FitzGerald to serve as our Lead Independent Director. As Lead Independent Director, Mr. FitzGerald presides over meetings of our independent directors, serves as a liaison between the Chairman and the independent directors and performs such additional duties as our Board may otherwise determine and delegate.

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a materially adverse effect on us.

Director Compensation

Members of our Board who are our employees do not receive compensation for their service as directors. The chart below sets forth the annual cash compensation our non-employee directors receive for service on the Board and the committees on which they serve. Mr. Lieberman is not considered to be non-employee director for this purpose and did not receive any compensation under our non-employee director compensation policy.

Director – Cash Compensation
Annual Retainer – All non-employee directors	$50,000
Audit Committee Chairperson	$25,000
Compensation Committee Chairperson	$7,500
Nominating and Corporate Governance Committee Chairperson	$5,000
Lead Independent Director	$15,000

We pay our non-employee directors quarterly. We also reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our Board and committee meetings. The compensation committee, with the assistance of our independent compensation consultant, reviews director compensation periodically and recommends changes to the Board as necessary.

Under our non-employee director compensation policy, each new non-employee director receives, at the time of his or her appointment to the Board, an initial, one-time equity grant (the “Initial Grant”) of restricted share units with a grant date fair value equal to $200,000. The Initial Grant vests in equal annual installments over three years, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director of the Company, unless the Board determines that the circumstances warrant continuation of vesting. There is a requirement that each non-employee director retain at least 50% of the shares underlying the Initial Grant while the director remains a member of the Board. In addition, on the date of each annual general meeting of shareholders, each continuing non-employee director who has served as a director for the previous six months receives an annual equity grant of restricted share units with a grant date fair value equal to $150,000 that vests in full on the first anniversary of the date of grant, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director of the Company, unless the Board determines that the circumstances warrant continuation of vesting.

The following table sets forth information regarding compensation earned by each non-employee director who served during the year ended March 31, 2019:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Aron Ain	50,000	149,972	199,972
Christopher FitzGerald (3)	70,000	149,972	219,972
Robert P. Schechter (4)	12,500	199,991	212,491
Hagi Schwartz	75,000	149,972	224,972
Stephen M. Ward	50,000	149,972	199,972

(1)

Amounts in this column represent fees earned under the non-employee director compensation policy for the fiscal year ended March 31, 2019. In addition to his service as a director, Mr. Murray was an employee of the Company until April 5, 2019. Mr. Murray did not receive compensation for his services as a director while he was employed by the Company and, accordingly, has been omitted from this table. Beginning on April 5, 2019, Mr. Murray is eligible for compensation as a non-employee director under the terms of our non-employee director compensation policy.

(2)

Amounts in this column represent the grant date fair value of restricted share unit awards granted to the non-employee directors during the year ended March 31, 2019, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), excluding the estimated impact of forfeitures related to service-based vesting conditions, and do not represent the actual value that may be realized by directors upon vesting or settlement of the awards. The assumptions made in valuing the restricted share units reported in this column are discussed in Notes 2 and 11 to our audited financial statements for the year ended March 31, 2019, included in our Annual Report.

(3)	Mr. FitzGerald’s director fees are set in U.S. dollars, but are paid in British pounds based on the then current currency exchange rate.
(4)	Mr. Schechter joined the Board effective January 1, 2019.

The following table sets forth the aggregate number of ordinary shares underlying restricted share units (“RSUs”) held as of March 31, 2019 by each person who served as director during the year ended March 31, 2019, except Mr. Bauer, whose outstanding equity as of March 31, 2019 is set forth in the Outstanding Equity Awards at March 31, 2019 Table below, and Mr. Lieberman, who does not hold any RSUs:

Name	Number of RSUs Held as of March 31, 2019 (#)
Aron Ain	10,394
Christopher FitzGerald	4,221
Neil Murray	3,000	(1)
Robert P. Schechter	6,064
Hagi Schwartz	4,221
Stephen M. Ward	8,944

(1)

On April 2, 2019, 750 of the RSUs held by Mr. Murray vested in accordance with the terms of the applicable grant. The remaining RSUs were forfeited on April 5, 2019 upon Mr. Murray’s termination of employment.

RESOLUTIONS THREE AND FOUR

APPROVAL OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR, AND AUTHORIZATION OF THE BOARD TO DETERMINE THE REMUNERATION OF THE INDEPENDENT AUDITOR

We have appointed Ernst & Young LLP in the United Kingdom (“EY UK”) as our independent auditor to perform the audit of our consolidated financial statements in Jersey for the fiscal year ending March 31, 2020, and we are asking shareholders to approve this appointment. On a global basis, we have appointed Ernst & Young LLP in the United States (“EY US”) as our independent registered public accounting firm, for SEC reporting purposes. Ernst & Young LLP on a global basis has served as our auditor since 2015.

The audit committee annually reviews the independent auditor’s independence, including reviewing all relationships between the independent auditors and us and any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and the independent auditor’s performance. A majority of the votes properly cast is required in order to appoint EY UK as our independent auditor.

We expect that a representative of EY UK will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from shareholders.

Audit Fees

The following table sets forth the total fees billed by Ernst & Young LLP on a global basis for audit, audit-related, tax and all other services rendered for the year ended March 31, 2019 and the year ended March 31, 2018:

Fee Category	Year Ended March 31, 2019	Year Ended March 31, 2018
Audit Fees (1)	$1,765,040	$1,514,425
Audit-Related Fees (2)	329,000	500
Tax Fees (3)	100,000	—
Other Fees (4)	12,375	2,775

Total Fees	$2,206,415	$1,517,700

(1)

Audit Fees. Represents aggregate fees, and related expenses, for professional services provided in connection with the annual audit of our consolidated financial statements and our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, statutory audits, consultations on accounting matters directly related to the audit, consents and assistance with and review of documents filed with the SEC.

(2)

Audit-Related Fees. Represents aggregate fees for accounting consultations and other services, including financial and tax due diligence in the fiscal year ended March 31, 2019, that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

(3)

Tax Fees: Represents aggregate fees for routine tax advice, transfer pricing planning and documentation, and business restructuring and integration tax consulting for the year ended March 31, 2019. There were no tax fees incurred for the year ended March 31, 2018.

(4)

Other Fees. Represents aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of an amount paid for the use of an online accounting research tool.

The audit committee pre-approved all services performed by Ernst & Young LLP on a global basis for the years ended March 31, 2019 and 2018.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP IN THE UNITED KINGDOM AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING MARCH 31, 2020.

THE BOARD ALSO RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE BOARD TO DETERMINE THE INDEPENDENT AUDITOR’S REMUNERATION.

Pre-Approval Policies for Non-Audit Services

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

The audit committee pre-approves all auditing services and the terms of non-audit services, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent auditor. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the audit committee has been delegated authority to approve audit and non-audit services. The chairman is required to report any approvals to the full committee at its next scheduled meeting.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our auditors during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. Any proposed services exceeding pre-approved amounts will also require separate pre-approval by the audit committee.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Mimecast specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. None of the members of the audit committee is an officer or employee of Mimecast, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable Nasdaq rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated Mr. Schwartz as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s consolidated financial statements for the year ended March 31, 2019, and met with management, as well as with representatives of EY US, the company’s independent public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of EY US various matters, including those matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees).

The audit committee reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting. The audit committee meets with representatives of the independent public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In addition, the audit committee received the written disclosures and the letter from EY US required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the audit committee concerning independence, and discussed with members of EY US its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended March 31, 2019 be included in its Annual Report on Form 10-K for the year ended March 31, 2019.

Audit Committee

Hagi Schwartz, Chairman

Christopher FitzGerald

Robert P. Schechter

Stephen M. Ward

RESOLUTION FIVE

NON-BINDING, ADVISORY VOTE TO APPROVE RECEIPT OF REPORTS AND ACCOUNTS

As a company organized under the laws of the Bailiwick of Jersey, for each financial year the directors must present a directors’ report, audited accounts and an independent auditor’s report on the financial statements to shareholders at an annual general meeting. Those to be presented at the Annual Meeting are in respect of the year ended March 31, 2019 and will be delivered to the Jersey Companies Registry following the Annual Meeting. The Jersey statutory accounts are substantially similar to the financial statements included in our Annual Report, which was filed with the SEC on May 29, 2019 and distributed to our shareholders with this Proxy Statement. In accordance with our obligations under Jersey law, we will provide our shareholders at the Annual Meeting an opportunity to receive the annual report and ask any relevant and appropriate questions of the representative of EY UK in attendance at the Annual Meeting. The full accounts and reports of Mimecast will be available for inspection prior to and during the Annual Meeting. The vote on this resolution is an advisory vote only, and therefore, not binding on the Company or the Board. However, the Board will consider the voting results when making decisions regarding the future strategy and operations of the Company.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RECEIPT OF THE REPORTS OF DIRECTORS AND THE INDEPENDENT AUDITOR AND THE ACCOUNTS FOR THE YEAR ENDED MARCH 31, 2019.

RESOLUTION SIX

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, at least once every three years, the compensation of our named executive officers as disclosed in our annual proxy statement in accordance with the compensation disclosure rules of the SEC. Our Board has determined that an annual non-binding advisory vote to approve the compensation of our named executive officers will allow our shareholders to provide timely and direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Further, the Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters. This is also consistent with the preference expressed by our shareholders at the annual general meeting held in 2018. Accordingly, we currently provide an annual non-binding advisory vote to approve the compensation of our named executive officers and it is anticipated that the next advisory vote to approve named executive officer compensation will be conducted at our annual general meeting to be held in 2020.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial, operational and strategic goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Shareholders are urged to read the “Executive Compensation” section of this Proxy Statement, including the “Compensation Discussion and Analysis,” which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our Board and the compensation committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or the compensation committee. Although non-binding, the Board and the compensation committee value the opinions that shareholders express in their votes and will review the voting results and take them into consideration as they deem appropriate when making future decisions regarding our executive compensation program.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our ordinary shares as of June 30, 2019, for:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our ordinary shares;

•	our named executive officers;

•	each of our directors and director nominees; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

The table lists applicable percentage ownership based on 61,728,891 ordinary shares outstanding as of June 30, 2019, unless indicated otherwise. Options to purchase ordinary shares that are exercisable, and ordinary shares that may be acquired upon the vesting of restricted share units, in each case, within 60 days of June 30, 2019, are deemed to be beneficially owned by the persons holding these options or restricted share units, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Mimecast Limited, CityPoint, One Ropemaker Street, Moorgate, London EC2Y 9AW, United Kingdom.

	Ordinary Shares beneficially owned
Name of beneficial owner	Number	Percentage
5% shareholders:
Abdiel Capital Management, LLC (1)	5,518,775	8.9%
Whale Rock Capital Management LLC (2)	3,332,865	5.4%
Named executive officers and directors:
Aron Ain	6,172	*
Karen Anderson	—	—
Peter Bauer (3)	4,208,810	6.8%
Rafeal E. Brown	—	—
Peter Campbell (4)	60,254	*
Christopher FitzGerald (5)	97,821	*
Edward Jennings (6)	244,651	*
Jeffrey Lieberman (7)	292,759	*
Neil Murray	2,021,665	3.3%
Robert P. Schechter	—	—
Hagi Schwartz (8)	27,733	*
Christina Van Houten (9)	44,837	*
Stephen M. Ward	2,361	*

All executive officers and directors as a group (16 persons) (10)	7,261,101	11.6%

(*)	Represents beneficial ownership of less than 1%.

(1)

This ownership information is as of December 31, 2018 and is based solely on a Schedule 13G/A filed by Abdiel Capital Management, LLC (“Abdiel Capital”) with the SEC on February 11, 2019. According to the filing, the ownership consists of (i) 5,334,827 ordinary shares held by Abdiel Qualified Master Fund, LP and (ii) 183,948 ordinary shares held by Abdiel Capital, LP. As reported on the Schedule 13G/A, Abdiel Capital Management, LLC and Abdiel Capital Advisors, LP serve as the general partner and the investment manager, respectively, of Abdiel Qualified Master Fund, LP and Abdiel Capital, LP. Colin T. Moran serves as managing member of Abdiel Capital Management, LLC and Abdiel Capital Partners, LLC, which serves as the general partner of Abdiel Capital Advisors, LP. The principal business address of Abdiel Capital is 90 Park Avenue, 29th Floor, New York, NY 10016.

(2)

This ownership information is as of May 1, 2019 is based solely on a Schedule 13G filed by Whale Rock Capital Management LLC (“Whale Rock”) with the SEC on May 10, 2019. According to the filing, these ordinary shares are owned by certain investment limited partnerships for which Whale Rock serves as investment manager, including Whale Rock Flagship Master Fund, LP. Whale Rock, as those investment limited partnerships’ investment manager, and Alexander Sacerdote, as managing member and owner of Whale Rock, may be deemed to beneficially own such shares. The principal business address of Whale Rock is 2 International Place, 24th Floor, Boston, MA 02110.

(3)

Consists of (i) 1,799,376 ordinary shares held by the Peter Bauer Trust, (ii) 11,000 ordinary shares held directly by Mr. Bauer, (iii) 193,434 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2019, and (iv) 2,205,000 ordinary shares held by Rock Trustees Limited as Trustees of the Butterworth Trust, of which Mr. Bauer is a beneficiary. As trustee of the Butterworth Trust, Rock Trustees Limited exercises dispositive power over the ordinary shares held by the Butterworth Trust.

(4)

Consists of (i) 55,683 ordinary shares held directly by Mr. Campbell, and (ii) 4,571 ordinary shares held by Mr. Campbell’s spouse. Mr. Campbell disclaims beneficial ownership of the ordinary shares held by his spouse.

(5)

Consists of (i) 23,821 ordinary shares held directly by Mr. FitzGerald, and (ii) 74,000 ordinary shares held by Mr. FitzGerald’s spouse. Mr. FitzGerald disclaims beneficial ownership of the ordinary shares held by his spouse.

(6)	Consists of (i) 1,251 ordinary shares held directly by Mr. Jennings, and (ii) 243,400 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2019.
(7)

Consists of (i) 184,039 ordinary shares held directly by Mr. Lieberman, and (ii) 108,720 ordinary shares held by IVP (Venice), L.P. (“IVP Venice”). Mr. Lieberman is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”). Holdings is the sole shareholder of Insight Venture Associates X, Ltd., which is the manager IVP GP (Venice), LLC, which in turn is the general partner of IVP Venice. Mr. Lieberman shares voting and dispositive control of the ordinary shares held of record by IVP Venice as a member of the board of managers of Holdings and has an indirect pecuniary interest in the ordinary shares held of record by IVP Venice. He disclaims beneficial ownership of all ordinary shares attributable to IVP Venice, except to the extent of his pecuniary interest therein.

(8)

Consists of (i) 2,082 ordinary shares held directly by Mr. Schwartz and (ii) 25,651 ordinary shares held by the Schwartz Family Trust. Mr. Schwartz is a beneficiary and the sole trustee of the Schwartz Family Trust.

(9)	Consists of (i) 5,775 ordinary shares held directly by Ms. Van Houten, and (ii) 39,062 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2019.
(10)

See footnotes 1 through 9 above. Includes 726,905 ordinary shares issuable upon the vesting of restricted share units within 60 days after June 30, 2019 or upon the exercise of share options exercisable within 60 days after June 30, 2019.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our ordinary shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all such reports. The SEC has designated specific deadlines for these reports, and we must identify in this Proxy Statement those persons who did not file these reports when due.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for the year ended March 31, 2019, all required reports were filed on a timely basis under Section 16(a) of the Exchange Act, except that each of Messrs. Murray and FitzGerald filed one late Form 4 due to administrative errors on the part of their brokers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program for the fiscal year ended March 31, 2019 (“FY 2019” or “fiscal 2019”) as it relates to the following “named executive officers”:

Name	Title
Peter Bauer	Chairman and Chief Executive Officer
Peter Campbell (1)	Former Chief Financial Officer
Rafeal E. Brown (2)	Chief Financial Officer
Edward Jennings	Chief Operating Officer
Christina Van Houten (3)	Chief Strategy Officer
Karen Anderson (4)	Chief Human Resources Officer

(1)	Mr. Campbell’s employment with the Company terminated on March 31, 2019.
(2)	Mr. Brown joined the Company on March 18, 2019.
(3)	Ms. Van Houten joined the Company on April 3, 2018.
(4)	Ms. Anderson joined the Company on January 3, 2019.

The following discussion should be read together with the compensation tables and related disclosures set forth below.

Executive Summary

Business Overview

Mimecast is a leading global provider of cloud cyber resilience solutions for corporate data and email. Email is the number-one threat vector facing organizations today. Our fully-integrated, cloud services protect customers across the globe from incidents that typically start with email, including advanced cyberattacks, data loss, downtime, and human error. We mitigate the significant business disruption caused by email failure and downtime. Our cloud archive secures, stores and manages data, while addressing compliance, regulatory and e-discovery requirements, and improving employee productivity. During fiscal 2019, we launched our awareness training product to help our customers train their employees on security awareness and cyber risk. Employee errors account for one of the leading causes of cybersecurity incidents. During fiscal 2019, we also introduced our web security product that protects our customers against malicious web activity initiated by employees and which also provides customers with the ability to block inappropriate websites. The web is the second highest threat vector for cyber attacks.

We serve approximately 34,400 customers and protect millions of their employees around the world. Our service scales effectively to meet the needs of customers of all sizes. We sell our services through direct sales efforts and through our channel partners. Our sales model is designed to meet the needs of organizations of all sizes across a wide range of industries and in over 130 countries. We have approximately 1,500 employees located in offices in the United States, the United Kingdom, South Africa, Australia, United Arab Emirates, the Netherlands, Israel and Germany.

We are very proud of the work we have continued to do in fiscal 2019 to protect our customers from the ever-changing cyber threats they face. While delivering this protection and security for our customers, we have also delivered financially, with strong revenue growth and margin expansion. This growth, when coupled with innovations such as the Mimecast Threat Center and our new awareness training and web security product offerings, positions us favorably in the next fiscal year and beyond.

To sustain our growth, we must continue to employ and motivate a highly-talented executive team. Our compensation committee believes that executive compensation should be linked to the Company’s overall financial performance and strategic success and shareholder returns, and the contribution of its executives to that performance and success. As such, our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that supports achievement of our mission of increasing shareholder value while ensuring that these programs do not encourage excessive risks that threaten the value of the Company. We believe our executive compensation program as developed and implemented, and as presented in this CD&A achieves these objectives.

One of these executive leaders, our former Chief Financial Officer, Peter Campbell, announced on September 5, 2018, his intention to resign after a seven-month transition period. Mr. Campbell continued as our Chief Financial Officer while we conducted a comprehensive search for his successor. He resigned as Chief Financial Officer effective March 18, 2019, the date that our new Chief Financial Officer, Rafeal E. Brown, commenced employment with the Company. Mr. Campbell remained employed with the Company through March 31, 2019 pursuant to the terms of his separation agreement with the Company, the material terms of which are described below.

Mr. Brown brings more than 20 years of experience leading high growth software companies. We believe that his impressive reputation for execution and achieving results makes him the right choice to lead our financial operations and strategy and we look forward to his leadership during our next phase of growth.

Performance Highlights

Fiscal 2019 was successful by many performance measures, as the Company achieved strong financial results and stock price performance, while also reaching several strategic milestones.

Some of our business highlights for FY 2019 include:

•	Revenue: Revenue for FY 2019 was $340.4 million, an increase of 30% compared to $261.9 million in the year ended March 31, 2018 (“FY 2018” or “fiscal 2018”).

•	Customers: Added 4,000 net new customers in FY 2019.

•	Gross Profit Percentage: Gross profit percentage was 73% in FY 2019, consistent with 73% in FY 2018.

•	Net Loss: Net loss was $7.0 million, or $(0.12) per diluted share, compared to a net loss of $12.4 million, or $(0.22) per diluted share in FY 2018.

•	Adjusted EBITDA: Adjusted EBITDA was $54.0 million in FY 2019, representing an Adjusted EBITDA margin of 15.9%, up from 9.8% in FY 2018.

•

Non-GAAP Net Income: Non-GAAP net income was $16.4 million, or $0.26 per diluted share, based on 62.8 million diluted shares outstanding compared to a non-GAAP net loss of $0.9 million, or $(0.01) per diluted share, based on 57.3 million diluted shares outstanding in FY 2018.

•	Operating Cash Flow: Operating cash flow was $66.2 million for FY 2019 compared to $46.4 million for FY 2018.

•	Free Cash Flow: Free cash flow was $37.4 million in FY 2019 compared to $11.9 million for 2018.

•

Acquisitions: In FY 2019, we completed the acquisitions of ATAATA, Inc., Solebit Labs Ltd. and Simply Migrate Ltd. With ATAATA’s technology and expertise, we entered the awareness training market. Solebit provides leading threat detection technology. Simply Migrate provides archive data migration technology.

These achievements, as well as our other financial and strategic successes, helped increase our total shareholder return (“TSR”) by 34% during fiscal 2019.

Our strong short-term performance, however, is also backed up by our strong long-term performance. For example, over the past three fiscal years, our TSR has grown over 370%, our revenue has increased nearly 82%, and our Adjusted EBITDA has increased 1933%.

These achievements are strong on their own, but also compare favorably when measured versus our peers, where Mimecast’s performance consistently ranks in or near the top quartile.

The following chart compares the three-year total compensation of our CEO (as set forth in the “2019 Summary Compensation Table” below) and the three-year indexed TSR.

A reconciliation of the non-GAAP financial measures included above to their most directly comparable GAAP measures can be found in Appendix A to this Proxy Statement.

Compensation Governance Highlights

The compensation committee regularly reviews best practices in executive compensation and uses the guidelines below to design our compensation programs.

WE DO:		WE DO NOT:

✓	Pay for Performance. We align our executive compensation with shareholder returns by providing a significant portion of our named executive officers’ compensation in the form of awards tied to our short-term and long-term performance.	X	No Hedging of Company Ordinary Shares. We do not permit hedging of our ordinary shares.

✓	Caps on Individual Incentive Awards. We include caps on individual payouts in our executive cash incentive bonus plan.	X	No Tax Gross-Ups. We do not provide any tax gross-ups to our executive officers.

✓	Compensation Risk Assessments. Our compensation committee annually reviews external market considerations, as well as internal considerations and the long-term interests of our shareholders, when making compensation decisions to ensure that excessively risky behaviors are not incentivized.	X	No Excessive Perquisites. We do not provide any perquisites to our executive officers other than those generally available to our employees.

✓	Double-Trigger Condition for Payment of Severance for Named Executive Officers. The employment agreements or offer letters with our senior executive officers provide for satisfaction of “double trigger” conditions for payment of any cash severance amounts following a change in control.	X	No Excessive Executive Severance. We do not provide excessive executive severance benefits.

✓	Entirely Independent Compensation Committee. We have a compensation committee comprised entirely of independent directors.	X	No Repricing of Share Options. We do not permit repricing of share options granted by the Company without prior shareholder approval.

✓	Independent Compensation Consultant. Our compensation committee retains an independent compensation consultant to advise it.

✓

Annual Say-on-Pay Vote. We currently provide an annual non-binding advisory vote to approve the compensation of our named executive officers. This is consistent with the recommendation made by our Board to our shareholders at the annual general meeting held in 2018 and the preference expressed by the vote of our shareholders at that meeting.

Pay Program Overview

We believe that the design and structure of our pay program, and in particular our incentive plans, support our business strategy and organizational objectives while successfully aligning executive focus and interest with that of shareholders. Our compensation programs are designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. All pay elements, and the safeguards and governance features of the program, have been carefully chosen and implemented to align with our pay philosophy and objectives.

In doing so, we have selected the following framework to achieve these objectives:

Base Salary

Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries are fixed pay set with consideration for responsibilities, market data and individual contribution.

Annual Cash Incentive Compensation

The executive cash incentive bonus plan is intended to motivate and reward our executives for the achievement of certain strategic goals of the Company.

In FY 2019, our annual incentives were based on two corporate performance metrics: (1) revenue (80%) and (2) Adjusted EBITDA (20%).

Long-Term Equity Incentives

Long-term equity awards incentivize executives to deliver long-term shareholder value, while also providing a retention vehicle for our top executive talent.

In FY 2019, equity awards were delivered as:

•  RSUs

•  Share options

FY 2019 Target Pay Mix

Consistent with our philosophy of aligning executive pay with the short- and long-term performance of the Company, and to align the interests of management and shareholders, the Company’s compensation programs are designed to provide a significant portion of executive compensation in the form of variable, at-risk, incentive pay as shown in the graphics below:

Note: “Other NEOs” includes only those individuals who served as named executive officers throughout the entire fiscal year.

Recent Changes to Our Compensation Program

To strengthen the alignment of the compensation program with the evolving strategic objectives of our Company, the compensation committee adopted several notable changes to the compensation program in the past three fiscal years. These changes include:

•

Changed Short-Term Incentive Plan Metrics. In the fiscal year ended March 31, 2017, we used three corporate performance metrics for determining bonuses under our executive cash incentive bonus plan: (i) Global Net New Annual Recurring Revenue (“GNNARR”) (60% weighting), (ii) revenue (30%

weighting), and (iii) Adjusted EBITDA (10% weighting). For the fiscal year ended March 31, 2018, however, our compensation committee determined to eliminate GNNARR and place a much stronger emphasis on revenue, which was weighted at 80% under our executive cash incentive bonus plan for fiscal years 2018 and 2019, and to increase the emphasis on Adjusted EBITDA, which was weighted at 20% under our executive cash incentive bonus plan for fiscal years 2018 and 2019. This shift in the performance metrics was done primarily because the compensation committee believed that our revenue reflects all of the growth levers of our business. As a result, our revenue is more closely tied to the delivery of services to our customers. The compensation committee also considered the importance of our publicly reported revenue performance to our shareholders and the corresponding alignment with our executives. The increased emphasis on Adjusted EBITDA reflects the increasing focus on driving profitability and achieving our long-term operating model. For additional information on our executive cash incentive bonus plan, see “Executive Compensation Program Elements” below.

•

Included an Additional Equity Vehicle in Our Long-Term Equity Mix. Historically, we have granted long-term incentive awards in the form of options to purchase our ordinary shares. While the compensation committee considers options to be performance-based and a simple and effective incentive vehicle, in fiscal 2019, the compensation committee added RSUs. into our long-term incentive mix in order to provide a strong retention element and manage our equity usage, while still delivering a valuable incentive to our executives.

Executive Compensation Philosophy and Objectives

The key objectives of our executive compensation program are:

•	to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead, manage and grow our business;

•	to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and

•

to align the interests of our executive officers and our shareholders through short-term and long-term incentive compensation programs. For our executive officers, these short-term and long-term incentives are designed to accomplish these objectives by providing a significant correlation between our results of operations and their actual total compensation.

We carefully construct pay packages to appropriately balance fixed and variable elements to achieve the aforementioned objectives.

Compensation Determination Process

Our Board, the compensation committee and our Chief Executive Officer (“CEO”) are all involved in our executive compensation decision-making process. The compensation committee considers a broad range of quantitative and qualitative factors to assess the overall performance of the Company and its executives, including advice from the compensation committee’s independent compensation consultant and input from our CEO (with respect to the compensation of the named executive officers other than himself). After consulting with the independent compensation consultant and the CEO, the compensation committee determines the compensation of all executive officers of the Company other than the CEO. The compensation committee is also responsible of approving the CEO’s compensation and the CEO does not participate in the committee’s deliberations and decisions regarding his own compensation. The CEO’s compensation is then ratified by the full Board.

When setting executive compensation, our compensation committee considers, among other things, our overall Company performance, individual performance of the named executive officer, and compensation paid to executive officers in our peer group.

Roles, Responsibilities and Process

Our compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate. Our compensation committee operates under a written charter adopted by our Board, which provides that the compensation committee has overall responsibility for:

•	periodically reviewing and assessing our processes and procedures for the consideration and determination of executive compensation;

•	reviewing and approving grants and awards under incentive-based compensation plans and equity-based plans; and

•	determining the type and level of compensation of our CEO and our other executive officers.

In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our shareholders, and our ability to attract and retain qualified and committed individuals. In determining the appropriate compensation levels for our CEO, the compensation committee meets outside the presence of all our executive officers. With respect to the compensation levels of all other executive officers, the compensation committee meets outside the presence of all executive officers except our CEO. Our CEO annually reviews the performance of each of the other named executive officers with the compensation committee. The compensation committee believes that it has established an executive compensation program that is appropriate for our Company, with consideration given to our current growth stage, industry practices, and investor sentiment. Our executive compensation program will continue to evolve as our Company matures and as corporate governance and executive compensation best practices change over time.

Independent Compensation Consultant

The compensation committee has retained the services of Radford, an Aon company, as independent executive compensation consultant, to advise the compensation committee on compensation matters related to the executive officer and director compensation programs. In fiscal 2019, Radford assisted the compensation committee with, among other things:

•	executive and director market pay analysis;

•	reviewing and making changes to the compensation peer group; and

•	developing and refining of executive and director pay programs.

Radford reported to the compensation committee and had direct access to the chairman and the other members of the compensation committee. Beyond advice related to the executive and director compensation programs, Radford did not provide other services to the Company in fiscal 2019.

The compensation committee determined that Radford’s work for the compensation committee did not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC and Nasdaq.

Use of Peer Group Data

The compensation committee and management have worked with Radford to identify and select a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. Peer companies were selected based on the following criteria:

•	industry classification;

•	revenues; and

•	market capitalization.

For FY 2019, the Company’s peer group, as approved by the compensation committee, consisted of the following 19 companies*:

Benefitfocus, Inc.	Instructure, Inc.	Qualys, Inc.
Box, Inc.	LogMeIn, Inc.	Rapid7, Inc.
Carbonite, Inc.	New Relic Inc.	RingCentral, Inc.
CyberArk Software Ltd.	Okta Inc.	Varonis Systems, Inc.
Five9, Inc.	Paylocity Holding Corp.	Zendesk Inc.
HubSpot, Inc.	Proofpoint, Inc.
Imperva, Inc.	Q2 Holdings, Inc.

*	Barracuda Networks, Inc. and Callidus Software Inc. were included in the original peer group approved by the compensation committee. Both companies were acquired during calendar year 2018.

The compensation committee does not directly tie any pay elements to particular benchmarks within the peer group. Instead, the peer data is used as a market-check analysis and is just one factor considered in the annual compensation approval process. Other important considerations include employee knowledge, skills and experience; individual performance; internal pay equity; scope of responsibilities; and any retention concerns.

Executive Compensation Program Elements

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentive compensation; and

•	long-term equity incentives.

The compensation committee takes a comprehensive view of all compensation components, which allows us also to make compensation determinations that reflect the principles of our compensation philosophy. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy.

Base Salary

We provide base salary to our named executive officers to compensate them for services rendered on a day-to-day basis. Base salary also provides guaranteed cash compensation to secure the services of our executive talent. We believe that providing a competitive base salary relative to the companies with which we compete for executive talent is a necessary element of a compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward our executive officers for their overall performance.

Our compensation committee reviews and adjusts the base salaries of the named executive officers on an annual basis, taking the following into consideration:

•	the scope of the executive officer’s role and responsibilities;

•	current competitive practices of peer group companies;

•	individual performance and achievements;

•	current compensation;

•	future expected impact on strategic business objectives; and

•	recommendations from the CEO for executives who report to him.

The table below shows the annual base salaries for our named executive officers for the year ended March 31, 2018, compared to the year ended March 31, 2019:

Name	Base Salary for the Year Ended March 31, 2018	Base Salary for the Year Ended March 31, 2019	Percentage Increase
Peter Bauer	$349,600	$349,300	0.0%
Peter Campbell (1)	$350,300	$360,500	2.9%
Rafeal E. Brown (2)	N/A	$375,000	N/A
Edward Jennings	$301,500	$331,200	9.9%
Christina Van Houten (3)	N/A	$350,000	N/A
Karen Anderson (4)	N/A	$350,000	N/A

(1)	Mr. Campbell’s employment with the Company terminated on March 31, 2019.
(2)	Mr. Brown joined the Company on March 18, 2019 and received $15,625 in base salary during his period of employment FY 2019. The table reflects his annual base salary rate as set in his offer letter.
(3)

Ms. Van Houten joined the Company on April 3, 2018 and received $348,542 in base salary during her period of employment in FY 2019. The table reflects her annual base salary rate as set in her offer letter.

(4)

Ms. Anderson joined the Company on January 3, 2019 and received $84,849 in base salary during her period of employment in FY 2019. The table reflects her annual base salary rate as set in her offer letter.

In adjusting Mr. Jennings’ base salary, the compensation committee considered Mr. Jennings’ role and responsibilities, comparative market data, Mr. Jennings’ performance and the recommendation of Mr. Bauer.

FY 2019 Executive Cash Incentive Bonus Plan

We provide our executive officers, including the named executive officers, with the opportunity to earn quarterly cash incentives in order to compensate for the achievement of corporate performance targets. The corporate performance targets are designed to conform to financial metrics contained in the budget developed by our management and reviewed and approved by the Board. The target amounts payable under the cash incentive bonus plan (the “Incentive Plan”) are calculated as a percentage of the applicable executive’s base salary.

The compensation committee approves the corporate performance targets and the formula for determining potential bonus amounts based on achievement of those targets. The compensation committee works with the CEO, the Chief Financial Officer and the Chief Human Resources Officer to identify corporate performance targets generally based on the board-approved budget. The corporate performance targets typically represent stretch goals that are generally designed to be difficult to fully achieve. The compensation committee believes that establishing targets in this way incents executives to overachieve. As a result, the compensation committee generally does not expect that all of the targets will be fully achieved in all periods. As such, executive bonuses can be highly variable from year to year and are not guaranteed.

We strongly believe that cash incentives based on corporate performance serve to align the interests of our executives with the interests of our shareholders because they focus executive attention on important metrics aligned with our long-term strategic goals aimed to drive the growth of long-term, sustainable shareholder value. Bonus payments under the Incentive Plan are capped at 200% of target.

FY 2019 Payout Opportunities and Earned Awards

The table below shows the target award under the Incentive Plan for fiscal 2019 as a percentage of each named executive officer’s annual base salary and the total of all quarterly cash bonus payments made to our named executive officers for performance in fiscal 2019. Quarterly performance is reviewed, and the corresponding payments are approved by the compensation committee and made following the end of each fiscal quarter. The Board also approves the payments to the CEO. The details regarding the determination of these cash bonus awards are discussed below.

Name	Base Salary for the Year Ended March 31, 2019	Target Incentive Plan Bonus (as a % of Base Salary)	Target Incentive Plan Bonus (in Dollars)	Actual Incentive Plan Bonus for the Year Ended March 31, 2019
Peter Bauer	$349,300	80%	$279,440	$307,537
Peter Campbell (1)	$360,500	60%	$216,300	$237,844
Rafeal E. Brown (2)	$375,000	60%	$225,000	$8,981
Edward Jennings	$331,200	90%	$298,080	$327,769
Christina Van Houten (3)	$350,000	60%	$210,000	$230,916
Karen Anderson (4)	$350,000	60%	$210,000	$53,646

(1)	Mr. Campbell’s employment with the Company terminated on March 31, 2019.
(2)

Mr. Brown joined the Company on March 18, 2019 and his Incentive Plan bonus amounts are prorated from his hire date. With a start date in the fourth quarter of fiscal 2019, total payout achievement is based solely on fourth quarter performance, with awards earned at 106.4% of target (107.0% Revenue / 104.2% Adjusted EBITDA).

(3)	Ms. Van Houten joined the Company on April 3, 2018.
(4)

Ms. Anderson joined the Company on January 3, 2019 and her incentive plan bonus amounts are prorated from her hire date. With a start date in the fourth quarter of fiscal 2019, total payout achievement is based solely on fourth quarter performance only, with awards earned at 106.4% (107.0% Revenue / 104.2% Adjusted EBITDA).

FY 2019 Performance Metrics, Goals and Actual Performance

For FY 2019, our Incentive Plan bonus was based on two corporate performance metrics:

(1)	Revenue (80%); and

(2)	Adjusted EBITDA (20%).

Revenue is consolidated revenue calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), except that revenue is adjusted to eliminate the effect of changes in foreign currency exchange rates to better reflect the actual performance of our Company and the direct efforts of our executive officers. While management estimates the impact of foreign currency exchange rates in the budgeting process, the compensation committee believes that the effect of actual foreign exchange rate movements should not have a positive or negative impact on executive incentive compensation. Revenue was also adjusted to eliminate any revenue associated with acquisitions that were not contemplated in the budgeting process.

Adjusted EBITDA is a non-GAAP financial measure that we define as net (loss) income, adjusted to exclude: depreciation, amortization, disposals and impairment of long-lived assets, acquisition-related gains and expenses, litigation-related expenses, share-based compensation expense, restructuring expense, interest income and interest expense, the provision for income taxes and foreign exchange income (expense). Similar to revenue, Adjusted EBITDA is revised to account for the effects of changes in foreign currency exchange rates. Adjusted EBITDA is also further revised to eliminate the impact associated with acquisitions that were not contemplated in the budgeting process.

For each metric, executives could earn 20% of the weighted target payout for achievement of threshold performance, 100% of target for target performance, and a maximum of 200% of target for meeting or exceeding our maximum stretch goal. The chart below reflects the payout scale for Incentive Plan bonuses based on various levels of achievement.

Revenue – 80%		Adjusted EBITDA – 20%
Achievement	Award	Achievement	Award
96%	20%	80%	20%
97%	85%	85%	85%
98%	95%	90%	90%
99%	97.5%	95%	95%
100%	100%	100%	100%
101%	110%	105%	110%
102%	125%	110%	120%
103%	150%	115%	145%
104%	175%	120%	160%
105%	200%	125%	175%
		130%	190%
		135%	200%

Payouts for overachievement are leveraged to create incentives for executives to perform at superior levels. Payouts are determined using linear interpolation between the percentages stated above. Quarterly payments are capped at 100% of target, with any overachievement earned to be reconciled at the end of the fiscal year based on actual achievement.

The following chart sets forth for each performance metric, on a quarterly basis, the target, the achievement, the achievement percentage and the payout percentage.

Quarter	Target	Achievement	Achievement %	Award %

	Quarterly Revenue Targets and Results*
		(in thousands)
Q1	$ 79,669	$ 79,999	100.4%	104.0%
Q2	$ 85,512	$ 86,435	101.1%	111.5%
Q3	$ 91,404	$ 92,835	101.6%	119.0%
Q4	$ 95,930	$ 96,632	100.7%	107.0%

Total FY19	$352,515	$355,901	101.0%	110.0%

Quarterly Adjusted EBITDA Targets and Results* (in thousands)
Q1	$10,136	$10,490	103.5%	107.0%
Q2	$13,589	$14,760	108.6%	117.2%
Q3	$17,746	$18,727	105.5%	111.0%
Q4	$18,040	$18,423	102.1%	104.2%

Total FY19	$59,511	$62,400	104.9%	109.8%

*	For a reconciliation of reported financial results to the achievement levels used for executive compensation purposes, please see Appendix B.

Equity-Based Incentive Plan

Long-term incentive compensation in the form of equity awards is an integral part of our overall executive compensation program. Providing our named executive officers with the opportunity to realize value through share ownership is a powerful tool to attract and retain highly qualified executives, achieve strong long-term share price performance and align our executive officers’ interests with those of our shareholders. In addition, the vesting features of our equity awards contribute to executive retention.

To determine the size of annual equity grants, our compensation committee generally considers prior executive performance, role and responsibility, the executive’s ability to influence the Company’s long-term growth and business performance, among other factors. Additionally, the compensation committee takes into consideration equity grants at approximately the 50th percentile of our peer group.

In past years, we have typically granted options to our executive officers. Our compensation committee continues to believe that options are inherently performance-based, requiring share price appreciation before there is any value earned, while remaining a simple and transparent incentive vehicle. For fiscal 2019, our compensation committee determined that annual equity grants should include a mix of options and RSUs, which adds a strong retention element to the overall compensation mix while limiting dilution.

Historically, the compensation committee has granted equity awards to executives in February of each year. For fiscal 2019, the compensation committee, however, determined to align the grant date for executive equity awards with the grant date for other eligible employees receiving annual equity awards, which is typically April 1st. Named executive officers who were hired during fiscal 2019 received equity awards in connection with their hire, which grants were made on the first day of the month following their date of hire in accordance with our equity grant policy as adopted by the compensation committee.

In connection with the executive equity grant that occurred in April 2018 (fiscal year 2019), the compensation committee sought to generally achieve a balance between share options and RSUs based on value as follows: 75% of the value relates to share options and 25% of the value relates to RSUs. Value for this purpose is based on an assumed share price appreciation over the vesting period of the awards. For the share options, 25% of the award vests on the first anniversary of the grant date, while the remaining 75% of the award vests in equal quarterly installments over the next three years. The RSUs vest in equal annual installments over four years from the grant date. The equity awards granted to the named executive officers in fiscal 2019 are set forth in the table below.

Name	RSUs	Ordinary Shares Underlying Options
Peter Bauer	9,000	49,000
Peter Campbell (1)	8,000	41,000
Rafeal E. Brown (2)	—	—
Edward Jennings	9,000	45,000
Christina Van Houten (3)	25,000	125,000
Karen Anderson (4)	25,000	125,000

(1)	Mr. Campbell’s employment with the Company terminated on March 31, 2019.
(2)

Mr. Brown joined the Company on March 18, 2019. Mr. Brown’s new hire awards were granted on April 1, 2019 (in fiscal year 2020) and, on that date he was granted an option to purchase 180,000 ordinary shares and 50,000 RSUs.

(3)	Ms. Van Houten joined the Company in April 3, 2018 and was granted an option to purchase 125,000 ordinary shares and 25,000 RSUs on May 1, 2018.
(4)	Ms. Anderson joined the Company on January 3, 2019 and was granted an option to purchase 125,000 ordinary shares and 25,000 RSUs on February 1, 2019.

Additional Compensation Practices and Policies

Benefits and Perquisites

For the year ended March 31, 2019, our named executive officers were eligible for the same benefits and on the same terms as are available to our other employees generally, including medical, dental and vision benefits, group term life and long-term disability insurance and participation in our 401(k) plan.

Severance and Related Benefits

We have entered into employment agreements or offer letters with each of our named executive officers that provide for specified payments and benefits in connection with a change in control or termination of employment under certain circumstances. Our goal in providing these severance and change in control payments and benefits is to offer sufficient continuity protection such that our named executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a change in control or a qualifying termination of employment following a change in control are appropriate because they encourage our named executive officers to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. In addition, in connection with his resignation, we entered into a separation agreement with Mr. Campbell. The employment agreements, offer letters, and the separation agreement are described in more detail below under the heading “Employment Arrangements with our Named Executive Officers.”

Compensation Risk Oversight

Our compensation committee has responsibility for establishing our compensation philosophy and objectives, determining the structure, components, and other elements of our compensation programs, and reviewing and approving the compensation of our named executive officers, including our CEO. In addition, our executive compensation programs and decisions have, as one of their objectives, to reduce incentives to expose the Company to imprudent risks that might harm the Company or our shareholders. Our compensation committee has overseen the establishment of a number of governors and controls that address compensation-related risk and serve to mitigate such risk. As a result, the compensation committee has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Anti-Hedging and Pledging Policies

Under our insider trading policy, employees are prohibited from buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity (direct or indirect) to profit from any change in the value of the Company’s securities, except with the pre-approval from the General Counsel. Furthermore, the Company’s employees may not use the Company’s securities as collateral in a margin account or pledge Company securities as collateral for a loan (or modify an existing pledge), except with the pre-approval from the General Counsel.

Tax Considerations

We have not provided or agreed to provide any of our executive officers with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public company compensation in excess of $1 million paid for any fiscal year to “covered employees” of the company. With respect to taxable years before January 1, 2018, compensation in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m).

Pursuant to the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017: (1) the scope of Section 162(m) was expanded such that all named executive officers are “covered employees” and anyone who was a named executive officer in any taxable year beginning after December 31, 2016 will remain a covered employee for as long as he or she (or his or her beneficiaries) receives compensation from the Company, and (2) the exception to the deduction limit for commission-based compensation and performance-based compensation was eliminated except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above. Furthermore, because of the uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Cuts and Jobs Act of 2017, including the uncertain scope of the transition relief adopted in connection with repealing the Section 162(m)’s performance-based compensation exception, no assurance can be given that previously granted compensation intended to satisfy the requirements for performance-based compensation will, in fact, qualify for such exception.

The compensation committee believes that shareholder interests are best served if the committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the compensation committee, while considering tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible, particularly in light of the recent expansion of the covered employee group and the elimination of the exception for performance-based compensation.

2019 Summary Compensation Table

The following table provides information regarding the compensation paid, earned, and received by each of our named executive officers for the fiscal years indicated.

Name and Principal Position	Fiscal Year	Salary ($) (5)	Bonus ($) (6)	Stock Awards ($) (7)	Option Awards ($) (7)	Non-Equity Incentive Plan Compensation ($) (8)	All Other Compensation ($) (9)	Total ($)
Peter Bauer	2019	349,300	—	313,380	745,035	307,537	216	1,715,468
Chief Executive Officer	2018	349,525	—	—	—	282,924	216	632,665
	2017	347,275	—	—	704,688	472,856	216	1,525,035
Peter Campbell (1)	2019	360,500	—	362,580	3,343,454	237,844	4,628	4,309,006
Former Chief Financial Officer	2018	350,225	1,036	—	—	177,030	216	528,507
	2017	303,650	—	—	939,583	273,674	216	1,517,123
Rafeal E. Brown (2)	2019	15,625	—	—	—	8,981	18	24,624
Chief Financial Officer
Edward Jennings	2019	331,200	—	313,380	684,216	327,769	5,569	1,662,134
Chief Operating Officer	2018	301,425	—	—	—	274,499	432	576,356
	2017	301,200	—	—	469,792	434,343	432	1,205,767
Christina Van Houten (3)	2019	348,542	—	951,250	2,093,417	230,916	6,399	3,630,524
Chief Strategy Officer
Karen Anderson (4)	2019	84,849	—	1,000,000	2,209,236	53,646	1,512	3,349,243
Chief Human Resources Officer

(1)	Mr. Campbell’s employment with the Company terminated on March 31, 2019.

(2)	Mr. Brown’s employment with the Company commenced on March 18, 2019. His annualized base salary for fiscal year 2019 was $375,000.
(3)	Ms. Van Houten’s employment with the Company commenced on April 3, 2018. Her annualized base salary for fiscal year 2019 was $350,000.
(4)	Ms. Anderson’s employment with the Company commenced on January 3, 2019. Her annualized base salary for fiscal year 2019 was $350,000.
(5)

For Mr. Campbell, the reported amount for fiscal year 2018 includes an adjustment related to long-term disability insurance premiums paid by the executive and reimbursed by the Company. The benefit is available to all employees based in the United States.

(6)

The amount reported for Mr. Campbell for fiscal year 2018 represents a one-time cash award, which was paid to Mr. Campbell upon the completion of a service milestone with the Company pursuant to a Company-wide service milestone recognition program.

(7)

The amounts reported in these columns represent the grant date fair value of RSU awards and options to purchase our ordinary shares, each calculated in accordance with FASB ASC Topic 718, excluding the estimated impact of forfeitures related to service-based vesting conditions, and do not represent the actual value that may be realized by the named executive officers upon vesting or exercise. The assumptions made in valuing the awards reported in these columns are discussed in Notes 2 and 11 to our audited financial statements for the year ended March 31, 2019, included in our Annual Report. In addition, Mr. Campbell’s outstanding stock and option awards were modified pursuant to the terms of an amendment to his employment agreement and the terms of his separation agreement. The fair value associated with such modifications was $84,020 for stock awards and $2,720,058 for option awards. The material terms of Mr. Campbell’s separation agreement are described below under the heading “Employment Arrangements with our Named Executive Officers.”

(8)

Amounts listed represent cash incentive payments made with respect to the fiscal year indicated under the incentive plan for the applicable fiscal year. The Incentive Plan for fiscal year 2019 and the bonus payments made under that plan are discussed above under the heading “Compensation Discussion and Analysis – Executive Compensation Program Elements – Incentive Compensation.” Bonus payments to an executive with respect to the year during which his or her employment commenced are pro-rated to reflect the executive’s start date.

(9)	The amounts reported represent Company-paid life insurance premiums and the Company’s matching contributions under the 401(k) plan.

2019 Grants of Plan-Based Awards Table

The following table shows information regarding grants of plan-based awards during the fiscal year ended March 31, 2019 to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (4)	Target ($) (5)	Maximum ($) (6)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (7)	Grant Date Fair Value of Stock and Option Awards ($) (8)
Peter Bauer		55,888	279,440	558,880	—	—	—	—
	4/1/18	—	—	—	9,000	—	—	313,380
	4/1/18	—	—	—	—	49,000	34.82	745,035
Peter Campbell		43,260	216,300	432,600	—	—	—	—
	4/1/18	—	—	—	8,000	—	—	362,580
	4/1/18	—	—	—	—	41,000	34.82	3,343,454
Rafeal E. Brown (1)		45,000	225,000	450,000	—	—	—	—
Edward Jennings		59,616	298,080	596,160	—	—	—	—
	4/1/18	—	—	—	9,000	—	—	313,380
	4/1/18	—	—	—	—	45,000	34.82	684,216
Christina Van Houten (2)		42,000	210,000	420,000	—	—	—	—
	5/1/18	—	—	—	25,000	—	—	951,250
	5/1/18	—	—	—	—	125,000	38.05	2,093,417
Karen Anderson (3)		42,000	210,000	420,000	—	—	—	—
	2/1/19	—	—	—	25,000	—	—	1,000,000
	2/1/19	—	—	—	—	125,000	40.00	2,209,236

(1)	Mr. Brown’s employment with the Company commenced on March 18, 2019. His pro-rated base salary for fiscal 2019 was $15,625 and his pro-rated bonus target was $8,438.
(2)	Ms. Van Houten’s employment with the Company commenced on April 3, 2018. Her pro-rated base salary for fiscal 2019 was $348,542 and her pro-rated bonus target was $210,000.
(3)	Ms. Anderson’s employment with the Company commenced on January 3, 2019. Her pro-rated base salary for fiscal 2019 was $84,849 and her pro-rated bonus target was $50,400.
(4)

Represents the threshold amount of each named executive officer’s cash incentive opportunity under the Incentive Plan as described in the “Compensation Discussion and Analysis – Executive Compensation Program Elements – FY 2019 Executive Cash Incentive Bonus Plan” above. The actual cash incentive payments for fiscal 2019 are provided in the “2019 Summary Compensation Table” above.

(5)

Represents the target amount of each named executive officer’s cash incentive opportunity under the Incentive Plan as described in the “Compensation Discussion and Analysis – Executive Compensation Program Elements – FY 2019 Executive Cash Incentive Bonus Plan” above. The actual cash incentive payments for fiscal 2019 are provided in the “2019 Summary Compensation Table” above.

(6)

Represents the maximum amount of each named executive officer’s cash incentive opportunity under the Incentive Plan as described in the “Compensation Discussion and Analysis – Executive Compensation Program Elements – FY 2019 Executive Cash Incentive Bonus Plan” above. The actual cash incentive payments for fiscal 2019 are provided in the “2019 Summary Compensation Table” above.

(7)	The exercise price of these options to purchase our ordinary shares is equal to the closing price of our ordinary shares on The Nasdaq Global Select Market on the grant date.
(8)

Represents the grant date fair value of an equity awards granted to our named executive officers in fiscal 2019, calculated in accordance with FASB ASC Topic 718, excluding the estimated impact of forfeitures related to service-based vesting conditions. The assumptions made in valuing these awards are discussed in

Notes 2 and 11 to our audited financial statements for the year ended March 31, 2019, included in our Annual Report. The amount in this column does not reflect the actual value that may be realized by the named executive officers upon vesting or exercise. In addition, Mr. Campbell’s outstanding stock and option awards were modified pursuant to the terms of an amendment to his employment agreement and the terms of his separation agreement. The fair value associated with such modifications was $84,020 for stock awards and $2,720,058 for option awards.

Outstanding Equity Awards at March 31, 2019 Table

The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remained outstanding as of March 31, 2019. These awards were granted pursuant to the Mimecast Limited 2015 Share Option and Incentive Plan or the Mimecast Limited 2010 EMI Share Option Scheme.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options: Exercisable (#) (1)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (1)	Option Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Peter Bauer	4/2/18		—	49,000	34.82	4/2/28	9,000	426,150
	2/1/17		37,498	37,502	21.83	2/1/27	—	—
	2/1/16		112,500	37,500	9.21	2/1/26	—	—
Peter Campbell (4)	4/2/18		17,936	—	34.82	9/30/19	—	—
	2/1/17		31,250	—	21.83	9/30/19	—	—
	2/1/16		60,000	—	9.21	9/30/19	—	—
Rafeal E. Brown (5)	—		—	—	—	—	—	—
Edward Jennings	4/2/18		—	45,000	34,82	4/2/28	9,000	426,150
	2/1/17		25,000	25,000	21.83	2/1/27	—	—
	2/1/16		30,000	10,000	9.21	2/1/26	—	—
	8/1/15	(6)	107,578	88,510	9.78	7/29/25	—	—
Christina Van Houten	5/1/18		—	125,000	38.05	5/1/28	25,000	1,183,750
Karen Anderson	2/1/19		—	125,000	40.00	2/1/29	25,000	1,183,750

(1)

The ordinary shares underlying each of the outstanding options vest and become exercisable at a rate of 25% of the total grant on the first anniversary of the grant date with the remaining 75% vesting in 12 equal quarterly installments over the first 12 quarters following the first anniversary of the grant date.

(2)	RSU awards vest and become exercisable at a rate of 25% of the total RSUs on each of the first four anniversaries of the grant date.
(3)

Amounts disclosed in this column were calculated based on the closing price of our ordinary shares on the Nasdaq Global Select Market on March 29, 2019, the last business day of fiscal 2019, which was $47.35.

(4)

Mr. Campbell’s employment with the Company terminated on March 31, 2019. In connection with his termination and pursuant to the terms of his separation agreement, Mr. Campbell’s stock options and other stock-based awards that otherwise would have vested during the period between April 1, 2019 and March 31, 2020 accelerated and became fully vested and exercisable on March 31, 2019, and Mr. Campbell has until September 30, 2019 to exercise any vested stock options or, if earlier, through the scheduled expiration date of the options. The material terms of Mr. Campbell’s separation agreement are described below under the heading “Employment Arrangements with our Named Executive Officers.”

(5)

Mr. Brown’s employment commenced on March 18, 2019. He did not hold any outstanding equity awards as of March 31, 2019 but was granted an option to purchase 180,000 ordinary shares and 50,000 RSUs on April 1, 2019.

(6)	Represents an option to purchase 708,088 ordinary shares, 512,000 of which had been exercised as of March 31, 2019.

2019 Option Exercises and Stock Vested Table

The following table shows information regarding options exercised and stock awards that vested during fiscal year 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Peter Bauer	—	—	—	—
Peter Campbell	196,083	5,637,015	2,000	94,700
Rafeal E. Brown	—	—	—	—
Edward Jennings	227,000	7,864,611	—	—
Christina Van Houten	—	—	—	—
Karen Anderson	—	—	—	—

(1)

Value realized on exercise is calculated based on the difference between the closing price of our ordinary shares on the date of exercise and the option exercise price, multiplied by the number of shares exercised.

(2)	Value realized on vesting is calculated by multiplying the closing price of our ordinary shares on the vesting date by the number of RSUs vesting.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Arrangements with our Named Executive Officers

We have entered into employment agreements or offer letters with each of our named executive officers that provide for specified payments and benefits in connection with a change in control or a termination of employment under certain circumstances. Our goal in providing these severance and change in control payments and benefits is to offer sufficient continuity protection such that our named executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a change in control or a qualifying termination of employment following a change in control are appropriate because they encourage our named executive officers, to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally.

Our named executive officers are bound by confidentiality and non-disclosure provisions. None of our named executive officers is entitled to a tax gross-up payment, whether pursuant to the terms of their employment agreement or offer letter, or otherwise.

Peter Bauer

Pursuant to the employment agreement with Mr. Bauer, he serves as our Chief Executive Officer on an at-will basis and as a director. Mr. Bauer currently receives a base salary of $370,000, which is subject to periodic review and adjustment. Mr. Bauer is also eligible for an annual performance bonus targeted at 100% of his base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

The employment agreement further provides that if Mr. Bauer’s employment is terminated due to his death, he will be entitled to a pro-rated portion of his annual target bonus to the extent not already paid. If Mr. Bauer’s employment is terminated by us without cause (as defined in the employment agreement) or Mr. Bauer terminates his employment with us for good reason (as defined in the employment agreement), he will be entitled to receive: (i) continued payment of his base salary for a period of six months, plus two weeks for every year of employment completed with the Company up to a maximum of 12 months (such period, the “Severance Period”) and (ii) if Mr. Bauer is participating in the Company’s group health plan immediately prior to the date of termination and elects COBRA health continuation, a monthly cash payment in an amount equal to the employer portion of his monthly health insurance premium until the earlier of the end of the Severance Period or the end of continuation coverage under COBRA. In lieu of the severance payments and benefits set forth in the preceding sentence, in the event Mr. Bauer’s employment is terminated by us without cause or he terminates his employment with us for good reason, in either case within 12 months following a change in control (as defined in the employment agreement), he is entitled to receive (i) an amount equal to (A) his current annual base salary plus (B) his target annual cash incentive compensation for the year of termination, (ii) if Mr. Bauer is participating in the Company’s group health plan immediately prior to the date of termination and elects COBRA health continuation, a monthly cash payment in an amount equal to the employer portion of his monthly health insurance premium until the earlier of 12 months following the date of termination and the expiration of his continuation coverage under COBRA, and (iii) accelerated vesting of all share options and other share-based awards held by Mr. Bauer as of the date of termination. Receipt of the severance payments and benefits described above is conditioned upon Mr. Bauer entering into an effective separation agreement, containing, among other provisions, a general release of claims against the Company and our affiliates, confidentiality, return of property and non-disparagement. In addition, pursuant to the terms of the employment agreement, upon a change in control, 50% of the unvested portion of all share options and other share-based awards held by Mr. Bauer shall immediately accelerate and vest.

Mr. Bauer’s employment agreement also contains non-competition and non-solicitation provisions that apply during his employment and for one year thereafter.

Peter Campbell

On September 4, 2018, we entered into a separation agreement with Mr. Campbell, pursuant to which Mr. Campbell agreed to remain employed with the Company through March 31, 2019 or until the earlier termination of his employment under the terms of the separation agreement (the “Transition Period”) The separation agreement provided that, subject to the terms and conditions set forth therein, in exchange for Mr. Campbell’s continued service during the Transition Period, Mr. Campbell’s stock options and other stock-based awards that otherwise would have vested during the period from the end of the Transition Period until March 31, 2020 would accelerate and become fully vested and exercisable on the last day of the Transition Period, and Mr. Campbell will have until the date that is six months immediately following the end of the Transition Period to exercise any vested stock options or, if earlier, through the scheduled expiration date of the options, provided that Mr. Campbell (i) worked cooperatively and productively with the Company during the Transition Period, (ii) remained continuously employed until March 31, 2019 (or his employment was terminated by the Company prior to that date other than for cause or disability (each as defined in his employment agreement)), and (iii) enters into and does not revoke a general release of claims in favor of the Company. Mr. Campbell agreed to forfeit any right to notice pay or severance in lieu of notice pay under the terms of his existing employment agreement in the event of his resignation for any reason.

In addition, Mr. Campbell entered into the Company’s standard vendor consulting agreement, pursuant to which he agreed to provide consulting services to the Company related to the transition of the chief financial officer role from him to Mr. Brown from his last day of employment on March 31, 2019 through May 31, 2019 (the “Consulting Period”). In consideration of such services, the Company paid Mr. Campbell a monthly consulting fee equal to the current monthly salary in effect at the time of his termination plus his pro rata bonus through the end of the Consulting Period, and will continue to pay the employer portion of his health and dental insurance premiums as if he were an employee through December 31, 2019.

Rafeal E. Brown

Pursuant to the offer letter with Mr. Brown, he serves as our Chief Financial Officer on an at-will basis. Mr. Brown currently receives a base salary of $375,000, which is subject to periodic review and adjustment. Mr. Brown is also eligible for an annual performance bonus targeted at 60% of his base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

The offer letter further provides that in the event Mr. Brown’s employment is terminated by the Company for any reason other than for cause (as defined in the offer letter) or by Mr. Brown for good reason (as defined in the offer letter), he will be entitled to continuation of base salary, target bonus and health and dental insurance for six months following termination. Receipt of such severance payments and benefits is conditioned upon Mr. Brown entering into a general release of claims in favor of the Company and our affiliates. In the event of a change in control (as defined in the offer letter), 50% of the unvested portion of all share options and other share-based awards held by Mr. Brown shall immediately accelerate and vest. In addition, in the event that, within one year following a change in control, Mr. Brown’s employment is terminated by the Company without cause or Mr. Brown terminates his employment for good reason, all unvested share options and other share-based awards held by Mr. Brown will immediately accelerate and vest.

Mr. Brown has signed our standard agreement, which includes non-competition and non-solicitation provisions that apply during his employment and for one year thereafter.

Edward Jennings

Pursuant to the offer letter with Mr. Jennings, he serves as our Chief Operating Officer on an at-will basis. Mr. Jennings currently receives a base salary of $364,300, which is subject to periodic review and adjustment. Mr. Jennings is also eligible for an annual performance bonus targeted at 90% of his base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

The offer letter further provides that in the event Mr. Jennings’ employment is terminated for any reason other than for cause (as defined in the offer letter), he will be entitled to six months of base salary and medical benefit continuation. Receipt of such severance payments and benefits is conditioned upon Mr. Jennings entering into a general release of claims in favor of the Company and our affiliates. In the event of a change in control (as defined in the offer letter), 50% of the unvested portion of all share options held by Mr. Jennings shall immediately accelerate and vest. In addition, in the event that, within one year following a change in control, Mr. Jennings’ employment is terminated by the Company without cause or Mr. Jennings is required to assume a position with materially different job duties or responsibilities, his base salary or total on target compensation is reduced by more than 5% or there is a change in the location of his employment of more than 50 miles (unless such relocation is within 50 miles of his then-current residence), all unvested share options held by Mr. Jennings will immediately accelerate and vest.

Mr. Jennings has signed our standard agreement, which includes non-competition and non-solicitation provisions that apply during his employment and for one year thereafter.

Christine Van Houten

Pursuant to the offer letter with Ms. Van Houten, she serves as our Chief Strategy Officer, on an at-will basis. Ms. Van Houten currently receives a base salary of $360,500, which is subject to periodic review and adjustment.

Ms. Van Houten is also eligible for an annual performance bonus targeted at 60% of her base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

The offer letter further provides that, in the event that Ms. Van Houten’s employment is terminated by the Company without cause (as defined in the offer letter) or Ms. Van Houten terminates her employment for good reason (as defined in the offer letter), she will be entitled to continuation of base salary, target bonus and health and dental insurance for six months following termination. Receipt of such severance payments and benefits is conditioned upon Ms. Van Houten entering into a general release of claims in favor of the Company and our affiliates. In the event of a change in control (as defined in the offer letter), 50% of the unvested portion of all share options and other share-based awards held by Ms. Van Houten shall immediately accelerate and vest. In addition, in the event that, within one year following a change in control, Ms. Van Houten’s employment is terminated by the Company without cause or Ms. Van Houten terminates her employment for good reason, all unvested share options and other share-based awards held by Ms. Van Houten will immediately accelerate and vest.

Ms. Van Houten has signed our standard agreement, which includes non-competition and non-solicitation provisions that apply during her employment and for one year thereafter.

Karen Anderson

Pursuant to the offer letter with Ms. Anderson, she serves as our Chief Human Resources Officer, on an at-will basis. Ms. Anderson currently receives a base salary of $350,000, which is subject to periodic review and adjustment. Ms. Anderson is also eligible for an annual performance bonus targeted at 60% of her base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

The offer letter further provides that, in the event that Ms. Anderson’s employment is terminated by the Company without cause (as defined in the offer letter) or Ms. Anderson terminates her employment for good reason (as defined in the offer letter), she will be entitled to continuation of base salary, target bonus and health and dental insurance for six months following termination. Receipt of such severance payments and benefits is conditioned upon Ms. Anderson entering into a general release of claims in favor of the Company and our affiliates. In the event of a change in control (as defined in the offer letter), 50% of the unvested portion of all share options and other share-based awards held by Ms. Anderson shall immediately accelerate and vest. In addition, in the event that, within one year following a change in control, Ms. Anderson’s employment is terminated by the Company without cause or Ms. Anderson terminates her employment for good reason, all unvested share options and other share-based awards held by Ms. Anderson will immediately accelerate and vest.

Ms. Anderson has signed our standard agreement, which includes non-competition and non-solicitation provisions that apply during her employment and for one year thereafter

Estimated Payment and Benefits Upon Termination or Change in Control

The following tables set forth the estimated payments and benefits our named executive officers would receive pursuant to the terms of the named executive officer’s employment agreement or offer letter upon a qualifying termination of employment or change in control assuming such event occurred on March 31, 2019. Mr. Campbell’s employment with the Company terminated on March 31, 2018. Mr. Campbell did not receive any severance payments or benefits in connection with the termination of his employment other than accelerated vesting of equity as described above under the heading “Employment Arrangements with our Named Executive Officers” and the value of the equity acceleration was $2,804,078.

Peter Bauer

	Death ($) (1)	Disability ($)	Termination For Cause ($)	Termination Without Cause or for Good Reason ($)	Upon a Change in Control ($) (2)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control ($) (2)
Cash Severance	279,440	—	—	388,990	—	628,740
Health Benefit Continuation	—	—	—	38,895	—	34,926
Equity Acceleration	—	—	—	—	1,713,711	1,713,711

Total	279,440	—	—	770,366	1,713,711	2,377,377

(1)	In the event of Mr. Bauer’s death, his designated beneficiary will receive his pro-rata bonus through the date of his death, to the extent not already paid.
(2)

The value of accelerated equity is calculated based upon the difference between the exercise price of the outstanding share options and the closing price of the Company’s ordinary shares on March 29, 2019, the last business day of fiscal 2019, which was $47.35.

Rafeal E Brown

	Death ($)	Disability ($)	Termination For Cause ($)	Termination Without Cause or for Good Reason ($)	Upon a Change in Control ($)		Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control ($)
Cash Severance	—	—	—	300,000	—		300,000
Health Benefit Continuation	—	—	—	17,463	—		17,463
Equity Acceleration	—	—	—	—	—	(1)	—	(1)

Total	—	—	—	317,463	—		317,463

(1)	Mr. Brown’s initial equity grant did not occur until April 1, 2019. As a result, the benefit associated with any acceleration of vesting is not included in the table.

Edward Jennings

	Death ($)	Disability ($)	Termination For Cause ($)	Termination Without Cause ($)	Upon a Change in Control ($) (1)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control ($) (1)
Cash Severance	—	—	—	165,600	—	165,600
Health Benefit Continuation	—	—	—	17,463	—	17,463
Equity Acceleration	—	—	—	—	2,667,360	2,667,360

Total	—	—	—	183,063	2,667,360	2,850,424

(1)

The value of accelerated equity is calculated based upon the difference between the exercise price of the outstanding share options and the closing price of the Company’s ordinary shares on March 29, 2019, the last business day of fiscal 2019, which was $47.35.

Christina Van Houten

	Death ($)	Disability ($)	Termination For Cause ($)	Termination Without Cause or for Good Reason ($)	Upon a Change in Control ($) (1)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control ($) (1)
Cash Severance	—	—	—	280,000	—	280,000
Health Benefit Continuation	—	—	—	17,463	—	17,463
Equity Acceleration	—	—	—	—	1,173,125	1,173,125

Total	—	—	—	297,463	1,173,125	1,470,588

(1)

The value of accelerated equity is calculated based upon the difference between the exercise price of the outstanding share options and the closing price of the Company’s ordinary shares on March 29, 2019, the last business day of fiscal 2019, which was $47.35.

Karen Anderson

	Death ($)	Disability ($)	Termination For Cause ($)	Termination Without Cause or for Good Reason ($)	Upon a Change in Control ($) (1)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control ($) (1)
Cash Severance	—	—	—	280,000	—	280,000
Health Benefit Continuation	—	—	—	17,463	—	17,463
Equity Acceleration	—	—	—	—	1,051,250	1,051,250

Total	—	—	—	297,463	1,051,250	1,348,713

(1)

The value of accelerated equity is calculated based upon the difference between the exercise price of the outstanding share options and the closing price of the Company’s ordinary shares on March 29, 2019, the last business day of fiscal 2019, which was $47.35.

Rule 10b5-l Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-l plans, in which they will contract with a broker to buy or sell ordinary shares on a periodic basis. Under a Rule 10b5-l plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. Any Rule 10b5-l plan adopted by a director or officer must comply with the requirements of Rule 10b5-l under the Exchange Act and our insider trading policy. The director or executive officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional ordinary shares outside of a Rule 10b5-l plan, provided they are in compliance with our insider trading policy, which includes not being in possession of material, nonpublic information about our Company at the time of the transaction.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are generally similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

Under rules adopted pursuant to the Dodd-Frank Act and Item 402(u) of Regulation S-K under the Exchange Act, we are required to calculate and disclose the annual total compensation paid to our median paid employee, as well as the ratio of the annual total compensation paid to the median employee as compared to the annual total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on March 31, 2019 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applies Compensation Measure (CACM)

Under the relevant rules, we are required to identify a median employee using a consistently applied compensation measure (“CACM”). We chose a CACM that closely approximates the annual target total cash compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: (a) annual base pay and (b) annual target cash incentive opportunity as of March 31, 2019. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable year-to-date average exchange rate as of March 31, 2019. We did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

Methodology and Pay Ratio

Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the “2019 Summary Compensation Table.” Our median employee compensation as calculated using 2019 Summary Compensation Table requirements was $100,025. Our Chief Executive Officer’s compensation as reported in the 2019 Summary Compensation Table was $1,715,468. Therefore, our CEO Pay Ratio was approximately 17:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulations S-K under the Exchange Act based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the compensation committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Equity Compensation Plans

In accordance with SEC rules, the following table provides information, as of March 31, 2019, about the securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options and Rights (Column A)		Weighted Average Exercise Price of Outstanding Options (Column B)		Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column A) (Column C)
Equity compensation plans that have been approved by our shareholders	6,758,817	(1)	$23.47	(2)	10,043,917	(3)
Equity compensation plans that have not been approved by our shareholders	—		—		—
Total	6,758,817	(1)	$23.47	(2)	10,043,917	(3)

(1)

Represents 6,208,964 ordinary shares to be issued upon exercise of outstanding share options under the Mimecast Limited 2007 Key Employee Share Option Plan, the Mimecast Limited 2010 EMI Share Option Scheme, the Mimecast Limited Approved Share Option Plan, and the Mimecast Limited 2015 Share Option and Incentive Plan. Also includes 549,853 ordinary shares to be issued upon settlement of outstanding RSUs under the Mimecast Limited 2015 Share Option and Incentive Plan. We no longer grant equity awards under the Mimecast Limited 2007 Key Employee Share Option Plan, the Mimecast Limited 2010 EMI Share Option Scheme, or the Mimecast Limited Approved Share Option Plan.

(2)	Weighted average exercise price excludes RSUs, which do not have an exercise price.
(3)

Includes 9,138,803 ordinary shares available for issuance under the Mimecast Limited 2015 Share Option and Incentive Plan. Also includes 905,114 ordinary shares available for issuance under the Mimecast Limited 2015 Employee Share Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which will be incorporated by reference into our Annual Report.

Compensation Committee

Jeffrey Lieberman, Chairman

Aron Ain

Robert P. Schechter

RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in this Proxy Statement, below we describe transactions since April 1, 2018 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our ordinary shares, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

During fiscal 2019, Kronos Incorporated (“Kronos”) purchased certain of the Company’s products and services under a multi-year agreement. The approximate contract value of the purchase was $415,000. One of our directors, Aron Ain, serves as the Chief Executive Officer and Chairman of the board of directors of Kronos. Mr. Ain did not have a material interest in the transaction. Based on our industry experience, we believe the terms of the contract with Kronos to be arm’s-length terms that are fair and reasonable to us. The audit committee reviewed and approved this transaction.

Limitation of Liability and Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The indemnity’s granted to directors are subject to certain limitations imposed by Jersey law. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The limitation of liability and indemnification provisions included in our indemnification agreements that we entered into or may in the future enter into with our directors and executive officers may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

One of our non-employee directors may, through his relationships with his employer, be insured and/or indemnified against certain liabilities incurred in his capacity as a member of our Board.

Other Transactions with Our Executive Officers and Directors and Affiliated Entities

We have granted share options and RSUs to our executive officers and certain of our directors. See the section captioned “Executive Compensation – Outstanding Equity Awards at March 31, 2019 Table” and Corporate Governance – Director Compensation” for a description of these equity awards.

Policies and Procedures for Related Party Transactions

The audit committee of our Board has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For this purpose, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our ordinary shares, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. The audit committee will review these transactions under our Code of Business Conduct and Ethics, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.

The indemnification agreements for our directors and executive officers were approved by the Board at the time of our initial public offering and prior to the adoption of this policy.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy will be entitled to vote the ordinary shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

SHAREHOLDER PROPOSALS

Procedures for Submitting Shareholder Proposals

Requirements for Shareholder Proposals to be Brought Before the Annual General Meeting. Our Articles of Association provide an advance notice procedure for shareholders to nominate director candidates for election, including proposed nominations of persons for election to the Board. Only persons nominated by, or at the direction of, our Board or by a shareholder who has given proper and timely notice to us prior to the meeting, will be eligible for election as a director. For notice to be timely, it must be received at our registered office not less than 90 nor more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is advanced more than 30 calendar days or delayed by more than 60 calendar days from such anniversary date, not earlier than the 120th calendar day nor more than 90 days prior to such meeting or the 10th calendar day after public announcement of the date of such meeting is first made). For stockholder proposals to be brought before the 2020 annual general meeting, the required notice must be received by our Company Secretary at our principal executive offices no earlier than close of business on June 5, 2020 and no later than close of business on July 5, 2020. These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any shareholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our annual general meeting in 2020, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than March 27, 2019. However, if the date of the 2020 annual general meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2020 annual general meeting. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Such proposals must be delivered to our Company Secretary at Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, Attn: Company Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file at the SEC’s public reference room at the following location: 100 F Street, N.E., Washington, D.C. 20549 USA.

Please call the SEC at 1-800-732-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. You may also read and copy any document we file with the SEC on the Investor Relations/Reports & Filings section of our website at www.mimecast.com.

We will provide without charge to each person to whom a copy of the Proxy Statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report as filed with the SEC. Requests for such copies should be addressed to Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, Attn: Investor Relations, or email us at Investors@mimecast.com or call us at (800) 614-4530.

You should rely on the information contained in this document to vote your ordinary shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated July 25, 2019. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

Appendix A

Non-GAAP Financial Measures

The Company has provided in this Proxy Statement financial information that has not been prepared in accordance with GAAP. The Company uses these non-GAAP financial measures internally in analyzing financial results and management believes they are useful to investors, as a supplement to GAAP measures, in evaluating the Company’s ongoing operational performance. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures provided below.

Adjusted EBITDA and Adjusted EBITDA margin. The Company believes that Adjusted EBITDA and Adjusted EBITDA margin are key indicators of operating results. The Company defines Adjusted EBITDA as net (loss) income, adjusted to exclude: depreciation, amortization, disposals and impairment of long-lived assets, acquisition-related gains and expenses, litigation-related expenses, share-based compensation expense, restructuring expense, interest income and interest expense, the provision for income taxes and foreign exchange income (expense). Adjusted EBITDA also includes rent in the period related to locations which are accounted for as build-to-suit facilities. The Company defines Adjusted EBITDA margin as Adjusted EBITDA over revenue in the period. Management uses Adjusted EBITDA as part of its overall assessment of the Company’s performance, for planning purposes, including the preparation of the annual operating budget, to evaluate the effectiveness of business strategies, to communicate with the board of directors concerning financial performance and for establishing incentive compensation metrics for executives and other senior employees.

Non-GAAP net income. The Company defines non-GAAP net income as net income (loss) less share-based compensation expense, amortization of acquired intangible assets, impairment of long-lived assets, restructuring expense, acquisition-related gains and expenses, litigation-related expenses and the income tax effect of non-GAAP adjustments. The Company considers this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of share-based compensation expense, certain other “one-time” charges and related income tax effects so that management and investors can compare the Company’s recurring core business net results over multiple periods. There are a number of limitations related to the use of non-GAAP net income versus net (loss) income calculated in accordance with GAAP. For example, as noted above, non-GAAP net income excludes share-based compensation expense, certain other “one-time” charges and related income tax effects. In addition, the components of the costs that are excluded in the calculation of non-GAAP net income may differ from the components that the Company’s peer companies exclude when they report their non-GAAP results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and evaluating non-GAAP net income together with net (loss) income calculated in accordance with GAAP.

Free cash flow. The Company defines free cash flow as net cash provided by operating activities minus capital expenditures. The Company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property, equipment and capitalized software, can be used for strategic opportunities, including investing in the business, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of the Company’s operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating the Company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about the Company’s capital expenditures on the face of the cash flow statement and in the liquidity and capital resources discussion included in the Company’s annual and quarterly reports filed with the SEC.

A reconciliation of each Non-GAAP financial measure disclosed in this Proxy Statement to the most comparable GAAP measure is set forth below.

The following table presents a reconciliation of Net loss to Non-GAAP net income (loss) (in thousands, except per share amounts):

	Year ended March 31,
	2019	2018
Reconciliation of Non-GAAP Net Income (Loss):
Net loss	$(7,001)	$(12,386)
Share-based compensation expense	25,954	11,734
Amortization of acquired intangible assets (1)	1,573	170
Acquisition-related expenses	2,012	—
Impairment of long-lived assets (2)	—	1,712
Restructuring (2)	(170)	832
Gain on previously held asset	(338)	—
Litigation-related expenses	1,000	—
Income tax effect of Non-GAAP adjustments	(6,652)	(2,917)

Non-GAAP net income (loss)	$16,378	$(855)

Non-GAAP net income (loss) per ordinary share - basic	$0.27	$(0.01)

Non-GAAP net income (loss) per ordinary share - diluted	$0.26	$(0.01)

Weighted-average number of ordinary shares used in computing Non-GAAP net income (loss) per ordinary share:
Basic	59,960	57,269
Diluted	62,792	57,269

(1)	Prior period amounts have been updated to conform to the current period presentation.
(2)	The restructuring expense during the twelve months ended March 31, 2019 related to the exit from our former North American headquarters facility located in Watertown, Massachusetts.

The following table presents a reconciliation of Net loss to Adjusted EBITDA (in thousands):

	Year ended March 31,
	2019	2018
Reconciliation of Adjusted EBITDA:
Net loss	$(7,001)	$(12,386)
Depreciation, amortization and disposals of long-lived assets	29,960	19,141
Rent expense related to build-to-suit facilities	(4,482)	(785)
Interest expense, net	3,425	(712)
Provision for income taxes	2,001	2,705
Share-based compensation expense	25,954	11,734
Impairments of long-lived assets (1)	—	1,712
Restructuring	(170)	832
Foreign exchange (income) expense	1,647	3,511
Acquisition-related expenses	2,012	—
Gain on previously held asset	(338)	—
Litigation-related expenses	1,000	—

Adjusted EBITDA	$54,008	$25,752

The following table presents a reconciliation of Net cash provided by operating activities to Free Cash Flow (in thousands):

	Year ended March 31,
	2019	2018
Reconciliation of Free Cash Flow:
Net cash provided by operating activities	$66,235	$46,412
Purchases of property, equipment and capitalized software	(28,795)	(34,498)

Free Cash Flow	$37,440	$11,914

APPENDIX B

EXECUTIVE COMPENSATION RECONCILIATIONS

The following table presents reported financial results (Revenue and Adjusted EBITDA) and adjustments made to those results to determine achievement levels for executive compensation purposes in FY 2019:

	Q1 FY 2019	Q2 FY 2019	Q3 FY 2019	Q4 FY 2019	FY19
	(in thousands)
GAAP Revenue (as reported)	$78,404	$82,169	$87,611	$92,193	$340,377
Effects of foreign exchange rate movements on reported GAAP Revenue	1,595	4,266	5,224	4,808	15,893
Adjustment for impact of acquisitions	—	—	—	(369)	(369)

Revenue for the purposes of executive compensation calculation	$79,999	$86,435	$92,835	$96,632	$355,901

Revenue Performance Target	$79,669	$85,512	$91,404	$95,930	$352,515

	Q1 FY 2019	Q2 FY 2019	Q3 FY 2019	Q4 FY 2019	FY19
	(in thousands)
Net (loss) income (as reported)	$(3,471)	$(2,058)	$458	$(1,930)	$(7,001)
Depreciation, amortization and disposals of long-lived assets	6,926	7,354	7,770	7,910	29,960
Rent expense related to build-to-suit facilities	(890)	(1,028)	(1,232)	(1,332)	(4,482)
Interest expense, net	83	1,025	1,308	1,009	3,425
Provision for income taxes	858	622	511	10	2,001
Share-based compensation expense	5,181	6,109	7,196	7,468	25,954
Restructuring	—	(170)	—	—	(170)
Foreign exchange expense (income)	541	79	(398)	1,425	1,647
Acquisition-related expenses	730	717	375	190	2,012
Gain on previously held asset	—	(338)	—	—	(338)
Litigation-related expenses	—	—	—	1,000	1,000

Adjusted EBITDA (as reported)	$9,958	$12,312	$15,988	$15,750	$54,008

Effects of foreign exchange rate movements on reported results	532	1,293	1,847	1,774	5,446
Adjustment for impact of acquisitions	—	1,155	892	899	2,946

Adjusted EBITDA for purposes of executive compensation calculation	$10,490	$14,760	$18,727	$18,423	$62,400

Adjusted EBITDA Performance Target	$10,136	$13,589	$17,746	$18,040	$59,511

B-1

Your vote matters - here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., London Time, on October 2, 2019.
Online Go to www.investorvote.com/mime or scan the QR code – login details are located in the shaded bar below.

Phone

Call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories and Canada. Outside USA, U.S. territories and Canada, call 1-781-575-2300 on a touch tone telephone. Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A

I/We being (a) member(s) of Mimecast Limited (the “Company”), appoint Peter Bauer, failing whom, Robert P. Nault, failing whom, Rafeal E. Brown, failing whom the chairman of the annual general meeting or:

Name or Proxy: ______________________	Number of shares in relation______________________ to which the proxy is authorised to act as my/our proxy to exercise all or any of my/our rights to attend, speak and vote in respect of my/our voting entitlement on my/our behalf at the annual general meeting of the Company to be held at the offices of the Company located at CityPoint, One Ropemaker Street, Moorgate, London, EC2Y 9AW United Kingdom on October 3, 2019 at 10:00 a.m. (London time), and at any adjournment of the meeting.

☐	Please tick here if this proxy appointment is one of multiple appointments being made. (For the appointment of more than one proxy, please refer to Explanatory Note 3.)

I/We would like my/our proxy to vote on the resolutions to be proposed at the meeting as indicated on this form of proxy. Unless otherwise instructed, the proxy can vote as he or she chooses or can decide not to vote at all in relation to any business of the meeting (including any amendment to a resolution).

B	Resolutions

		For	Against	Abstain			For	Against	Abstain
1.	To re-elect Aron Ain as a Class I director of the Company.	☐	☐	☐	4.	To authorise the Board of Directors of the Company to determine the remuneration of the independent auditor.	☐	☐	☐

2.	To re-elect Stephen M. Ward as a Class I director of the Company.	☐	☐	☐	5.	To receive the Company’s accounts for the year ended March 31, 2019, together with the directors’ report and the independent auditor’s report on those accounts.	☐	☐	☐

3.	To appoint Ernst & Young LLP in the United Kingdom as the Company’s independent auditor.	☐	☐	☐	6.	Non-binding advisory vote to approve the compensation of the named executive officers.	☐	☐	☐

033DZG

Explanatory Notes

1.

You are entitled to appoint one or more proxies of your own choice to exercise all or any of your rights to attend and to speak and vote at the meeting. A proxy need not be a shareholder of the Company. If you appoint more than one proxy, each proxy must be appointed to exercise the rights attached to a different share or shares held by you. You can only appoint a proxy in accordance with the procedures set out in these notes and in the notes to the notice of meeting.

2.

If you wish to appoint a proxy other than the persons named on the reverse side, please insert the relevant person’s full name in the space provided and delete the words “Peter Bauer, failing whom, Robert P. Nault, failing whom, Rafeal E. Brown, failing whom the chairman of the annual general meeting”. Please initial any such alteration. If you sign and return this form of proxy with no name in the space provided, the persons named on the reverse side will be deemed to be your proxy. If the proxy is being appointed in relation to less than your full voting entitlement, please enter in the space next to the name of the proxy the number of shares in relation to which the person is authorised to act as your proxy. If you sign and return this form of proxy and leave this space blank, your proxy will be deemed to be authorised to act in respect of your full voting entitlement (or if this form of proxy has been issued in respect of a designated account for a shareholder, the full voting entitlement for that designated account).

3.

To appoint more than one proxy, you will need to complete a separate form of proxy in relation to each appointment. Additional forms of proxy may be obtained by contacting the Company’s registrars, Computershare, P.O. Box 505000, Louisville, KY 40233-5000, USA or you may photocopy this form of proxy. You will need to state clearly on each form of proxy the number of shares in relation to which the proxy is appointed. Please therefore indicate next to the name of the proxy the number of shares in relation to which the person is authorised to act as your proxy. Please also indicate by ticking the box provided if the proxy instruction is one of multiple instructions being given. All forms of proxy must be signed and should be returned together in the same envelope. A failure to specify the number of shares to which each proxy appointment relates or specifying a number in excess of the number of shares held by you may result in the proxy appointment being invalid.

4.

Completion and return of this form of proxy will not preclude you from attending and voting in person at the meeting if you wish. If you do attend the meeting in person, your proxy appointments will automatically be terminated.

5.

If you would like your proxy to vote in a certain way on the resolutions specified, please indicate with an “X” in the appropriate box above how you wish your vote to be cast. If you fail to select any of the given options, your proxy can vote as he or she chooses or can decide not to vote at all. Your proxy can also do this on any other business which may come before the meeting, including amendments to resolutions and any procedural business.

6.

The “Abstain” option on this form of proxy is provided to enable you to instruct your proxy not to vote on any particular resolution. However, an abstention is not a vote in law and will not be counted in the calculation of the votes for and against a resolution.

7.	In the case of a body corporate, this form of proxy must be executed under its common seal or signed on its behalf by its duly authorised officer, attorney or other person authorised to sign.

8.

In the case of joint holders, only one joint holder need sign this form of proxy, but the names of all the joint holders must be stated. The vote of the senior joint holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders. For this purpose, seniority shall be determined by the order in which the names appear in the register of members in respect of the joint holding.

9.

To be valid, this form of proxy (duly signed and together with any power of attorney or other authority under which it is signed) must be received by post or (during normal business hours only) by hand at the offices of the Company’s registrars, Computershare, P.O. Box 505008, Louisville, KY 40233-9814, USA no later than 11:59 p.m. (London time) on October 2, 2019 (or, if the meeting is adjourned, no later than 48 hours (excluding non-working days) before the time of any adjourned meeting).

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Notice of Annual General Meeting of Shareholders - October 3, 2019

Mimecast Limited, CityPoint, One Ropemaker Street, Moorgate, London, EC2Y 9AW United Kingdom

Proxy Solicited by Board of Directors for Annual General Meeting - 10:00 a.m. (London Time) on October 3, 2019

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and sign Below.

Please sign exactly as name(s) appears hereon. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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